Exhibit 99.1

ARRANGEMENT AGREEMENT

among

VIRGINIA MINES INC.

and

OSISKO GOLD ROYALTIES LTD

and

9081798 CANADA INC.

Dated November 16, 2014

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS, INTERPRETATION AND SCHEDULES		2
1.01	Definitions	2
1.02	Interpretation Not Affected by Headings	12
1.03	Number, Gender and Persons	12
1.04	Date for any Action	12
1.05	Statutory References	12
1.06	Currency	13
1.07	Invalidity of Provisions	13
1.08	Accounting Matters	13
1.09	Knowledge	13
1.10	Meaning of Certain Phrase	13
1.11	Schedules	13
ARTICLE 2 THE ARRANGEMENT		14
2.01	Arrangement and Meetings	14
2.02	Court Proceedings	14
2.03	Effecting the Arrangement	15
2.04	Consultation	15
2.05	U.S. Securities Law Matters	15
2.06	Closing	16
2.07	Adjustments on Dividend or Other Distribution	16
2.08	Board of Directors and Officers	16
2.09	Withholding	17
2.10	Québec Office	17
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF VIRGINIA		17
3.01	Representations and Warranties of Virginia	17
3.02	Survival of Representations and Warranties	31
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF OSISKO		31
4.01	Representations and Warranties of Osisko	31
4.02	Survival of Representations and Warranties	40
ARTICLE 5 COVENANTS		40
5.01	Covenants of Virginia	40
5.02	Covenants of Osisko	48
5.03	Mutual Covenants	53
ARTICLE 6 CONDITIONS		54
6.01	Mutual Conditions	54
6.02	Virginia Conditions	55
6.03	Osisko Conditions	56
6.04	Notice and Cure Provisions	57
6.05	Merger of Conditions	58
ARTICLE 7 NON-SOLICITATION, RIGHT TO MATCH, TERMINATION FEES AND EXPENSES		58
7.01	Non-Solicitation	58

7.02	Right to Match	61
7.03	Expenses and Termination Fees	62
7.04	Access to Information; Confidentiality	65
7.05	Insurance and Indemnification	66
ARTICLE 8 TERM, TERMINATION, AMENDMENT AND WAIVER		66
8.01	Term	66
8.02	Termination	66
8.03	Mutual Understanding Regarding Amendments	69
8.04	Amendment	70
8.05	Waiver	70
ARTICLE 9 GENERAL		70
9.01	Privacy	70
9.02	Notices	71
9.03	Remedies	72
9.04	Expenses	72
9.05	Time of the Essence	72
9.06	Entire Agreement	72
9.07	Further Assurances	73
9.08	Governing Law; Waiver of Jury Trial	73
9.09	Execution in Counterparts	73
9.10	Waiver	73
9.11	No Personal Liability	73
9.12	Enurement and Assignment	74

Schedule "A"	Form of Plan of Arrangement
Schedule "B"	List of Virginia Properties
Schedule "C"	List of Osisko Royalties
Schedule "D"	List of Virginia Royalties
Schedule "E"	Arrangement Resolution
Schedule "F"	Share Issuance Resolution

- ii -

ARRANGEMENT AGREEMENT

THIS AGREEMENT dated the 16th day of November, 2014

AMONG:

VIRGINIA MINES INC.,

a corporation existing under the

Canada Business Corporations Act,

(hereinafter referred to as "Virginia")

- and -

OSISKO GOLD ROYALTIES LTD,

a corporation existing under the

Business Corporations Act (Québec),

(hereinafter referred to as "Osisko")

- and -

9081798 CANADA INC.,

a corporation existing under the

Canada Business Corporations Act,

(hereinafter referred to as "SubCo")

RECITALS:

WHEREAS the board of directors of Virginia (the "Virginia Board") has unanimously determined that the business combination to be effected by way of the Plan of Arrangement is advisable and in the best interest of Virginia and of the Virginia Shareholders and that, on the basis of an opinion from its financial advisors, the Arrangement Consideration is fair, from a financial point of view, to the Virginia Shareholders;

AND WHEREAS the Virginia Board has approved the transactions contemplated by this Arrangement Agreement and unanimously determined to recommend approval of the Arrangement Resolution to the Virginia Shareholders;

AND WHEREAS the board of directors of Osisko (the "Osisko Board") has unanimously determined that the business combination to be effected by way of the Plan of Arrangement is advisable and in the best interest of Osisko and of the Osisko Shareholders and that, on the basis of an opinion from its financial advisors, the Arrangement Consideration is fair to the Osisko Shareholders;

AND WHEREAS the Osisko Board has approved the transactions contemplated by this Arrangement Agreement and unanimously determined to recommend approval of the Share Issuance Resolution to the Osisko Shareholders;

AND WHEREAS Virginia and Osisko intend that the proposed business combination be effected by way of a Plan of Arrangement under the provisions of the Canada Business Corporations Act, and in furtherance of such business combination, the Virginia Board has agreed to submit the Arrangement Resolution to the Virginia Shareholders and the Court for approval and the Osisko Board has agreed to submit the Share Issuance Resolution to the Osisko Shareholders;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS, INTERPRETATION AND SCHEDULES

1.01	Definitions

In this Arrangement Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)
"Acquisition Proposal" means, other than the transactions contemplated by this Arrangement Agreement and in respect of a Principal Party, any bona fide proposal or offer, or public announcement of an intention to make a proposal or offer, to a Principal Party or its securityholders, made by any Person or group of Persons "acting jointly and in concert" (within the meaning of Multilateral instrument 62-104 Take-Over Bids and Issuer Bids) for: (a) a merger, reorganization, amalgamation, share exchange, consolidation, business combination, arrangement, recapitalization, dissolution, liquidation or similar transaction involving the Principal Party, (b) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) of more than twenty percent (20%) of the value of the assets of such Principal Party and its Subsidiaries, on a consolidated basis; (c) the direct or indirect acquisition by any Person of more than twenty percent (20%) of the voting power of the outstanding equity securities of such Principal Party (or securities convertible into or exercisable for such equity securities), including any take-over bid, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning equity securities of such Principal Party with twenty percent (20%) or more of the voting power of the outstanding equity securities of such Principal Party; (d) any arrangement whereby effective operating control of a Principal Party is granted to another Person; or (e) any combination of the foregoing, in each case of subclauses (a) through (d) whether in a single transaction or a series of related transactions;

(b)
"Arrangement" means an arrangement under the provisions of Section 192 of the CBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court in the Final Order;

(c)
"Arrangement Agreement" means this arrangement agreement, together with the Virginia Disclosure Letter, the Osisko Disclosure Letter and the schedules attached hereto, as amended, amended and restated or supplemented from time to time;

(d)	"Arrangement Consideration" means 0.9200 of an Osisko Share for each Virginia Share;

(e)
"Arrangement Resolution" means the special resolution of the Virginia Shareholders approving the Arrangement, the Plan of Arrangement and this Arrangement Agreement, substantially in the form set out in Schedule "E";

(f)	"Board of Directors" means the Virginia Board in the case of Virginia and the Osisko Board in the case of Osisko;

(g)	"Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Montréal, Québec;

(h)	"CBCA" means the Canada Business Corporations Act and the regulations made thereunder;

(i)	"Change in Recommendation" means a Change in Virginia Recommendation in the case of Virginia and a Change in Osisko Recommendation in the case of Osisko;

(j)	"Change in Osisko Recommendation" shall have the meaning ascribed thereto in Subsection 5.02(b)(ii);

(k)	"Change in Virginia Recommendation" shall have the meaning ascribed thereto in Subsection 5.01(b)(iii);

(l)
"Commissioner" means the Commissioner of Competition appointed under the Competition Act and any person duly authorized to exercise the powers and perform the duties of the Commissioner of Competition;

(m)	"Competition Act" means the Competition Act (Canada) and the regulations made thereunder;

(n)
"Competition Act Approval" means (i) the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to the Effective Date or (ii) Virginia and Osisko have given the notice required under section 114 of the Competition Act with respect to the transaction contemplated by this Arrangement Agreement and the applicable waiting period under section 123 of the Competition Act shall have expired or been terminated in accordance with the Competition Act or (iii) the obligation to give the requisite notice has been waived pursuant to section 113(c) of the Competition Act and, in case of (ii) or (iii) Osisko has been advised in writing by the Commissioner that the Commissioner, at that time, does not intend to make an application under section 92 of the Competition Act in respect of the transaction contemplated by this Arrangement Agreement (i.e. no action letter) and such advice has not been rescinded prior to Closing.

(o)
"Completion Deadline" means the date by which the transactions contemplated by this Arrangement Agreement are to be completed, which date shall be prior to March 31, 2015, or such later date as may be agreed to by the Parties;

(p)
"Contracts" means any contract, agreement, license, franchise, lease, arrangement or other right or obligation to which a Principal Party or any of their respective Subsidiaries is a party or by which a Principal Party or any of their respective Subsidiaries is bound or affected or to which any of their respective properties or assets is subject;

(q)
"Coulon Exchange Rights Agreement" means the agreement dated January 31, 2014 between Sodemex Développement, société en commandite, Sidex, société en commandite, Fonds de solidarité des travailleurs du Québec (F.T.Q), Virginia and Virginia Subsidiary and governing the Coulon Exchange Right, as the same may be amended or restated from time to time;

(r)	"Coulon Exchange Rights" means the exchange rights granted to the Coulon Shareholders pursuant to the Coulon Exchange Rights Agreement to exchange their Coulon Shares for Virginia Shares;

(s)	"Coulon Shareholders" means the holder of Coulon Shares other than Virginia, and "Coulon Shareholder" means any one of them;

(t)	"Coulon Shares" means the Class "A" shares in the capital of the Virginia Subsidiary;

(u)	"Court" means the Québec Superior Court in Québec City;

(v)
"Depositary" means CST Trust Company, appointed for the purpose of, among other things, exchanging certificates representing Virginia Shares for certificates representing Osisko Shares in connection with the Arrangement;

(w)	"Director" means the Director appointed pursuant to Section 260 of the CBCA;

(x)
"Dissenting Shareholders" means registered Virginia Shareholders who have duly and validly exercised their Dissent Rights in strict compliance with the Dissent Procedures and whose Dissent Rights have not terminated;

(y)	"Dissent Procedures" means the procedures to be taken by a Virginia Shareholder in exercising Dissent Rights;

(z)	"Dissent Rights" means the rights of dissent in respect of the Arrangement as contemplated in the Plan of Arrangement;

(aa)	"Effective Date" means the Effective Date as defined in the Plan of Arrangement;

(bb)	"Effective Date" means the Effective Date as defined in the Plan of Arrangement;

(cc)	"Effective Date" means the Effective Date as defined in the Plan of Arrangement;

whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(dd)
"Environmental Approvals" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Entity pursuant to any Environmental Law;

(ee)
"Environmental Approvals" means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions or approvals issued or required by any Governmental Entity pursuant to any Environmental Law;

(ff)
"Final Order" means the order of the Court pursuant to Section 192 of the CBCA approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(gg)	"Flow-Through Shares" means "flow-through shares" as defined in subsection 66(15) of the Tax Act;

(hh)	"Flow-Through Shares" means "flow-through shares" as defined in subsection 66(15) of the Tax Act;

(ii)
"Hazardous Substance" means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, finished product, intermediate product, by-product or any other material or article, that is listed or regulated under any Environmental Laws as a hazardous substance, toxic substance or contaminant or is otherwise listed or regulated under any Environmental Laws because it poses a hazard to human health or the environment;

(jj)	"IFRS" means International Financial Reporting Standards formulated by the International Accounting Standards Board, as updated and amended from time to time;

(kk)
"Interim Order" means the interim order of the Court pursuant to the CBCA, made in connection with the Arrangement, as such order may be amended, supplemented or varied by the Court with the consent of the Parties, each acting reasonably;

(ll)	"Investment Canada Act" means the Investment Canada Act (Canada) and the regulations made thereunder, as amended from time to time;

(mm)
"Joint Circular" means the notices of the Osisko Meeting and Virginia Meeting and accompanying joint management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to Osisko Shareholders in connection with the Osisko Meeting and Virginia Shareholders in connection with the Virginia Meeting, and includes any amendments thereto;

(nn)
"Joint Circular" means the notices of the Osisko Meeting and Virginia Meeting and accompanying joint management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to Osisko Shareholders in connection with the Osisko Meeting and Virginia Shareholders in connection with the Virginia Meeting, and includes any amendments thereto;

(oo)
"Joint Circular" means the notices of the Osisko Meeting and Virginia Meeting and accompanying joint management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to Osisko Shareholders in connection with the Osisko Meeting and Virginia Shareholders in connection with the Virginia Meeting, and includes any amendments thereto;

(pp)
"Joint Circular" means the notices of the Osisko Meeting and Virginia Meeting and accompanying joint management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to Osisko Shareholders in connection with the Osisko Meeting and Virginia Shareholders in connection with the Virginia Meeting, and includes any amendments thereto;

(qq)
"Joint Circular" means the notices of the Osisko Meeting and Virginia Meeting and accompanying joint management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to Osisko Shareholders in connection with the Osisko Meeting and Virginia Shareholders in connection with the Virginia Meeting, and includes any amendments thereto;

(rr)
"Material Contract" means, in respect of any Person, any Contract to which such Person is party: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on such Person; (ii) under which such person or any of its subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a third party (other than ordinary course endorsements for collection) in excess of $500,000 in the aggregate; (iii) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, with an outstanding principal amount in excess of $1,000,000; (iv) providing for the establishment, organization or formation of any joint venture that is material to it; (v) under which such Person or any of its subsidiaries is obligated to make or expects to receive payments in excess of $500,000 over the remaining term of the contract; (vi) that limits or restricts such Person or any of its subsidiaries from engaging in any line of business or any geographic area in any material respect or (vii) that is otherwise material to such Person and its subsidiaries, considered as a whole; and, for greater certainty, with respect to

Virginia, includes the Material Contracts listed in the Virginia Disclosure Letter and, with respect to Osisko, includes the Material Contracts listed in the Osisko Disclosure Letter;

(ss)	"Operator" means the operator of a property;

(tt)	"Osisko" means Osisko Gold Royalties Ltd, a corporation existing under the QBCA;

(uu)	"Osisko Board" means the board of directors of Osisko;

(vv)
"Osisko Disclosure Letter" means the letter dated of even date herewith and delivered by Osisko to Virginia in the form accepted by and initialled on behalf of Virginia with respect to certain matters in this Arrangement Agreement;

(ww)	"Osisko Documents" shall have the meaning ascribed thereto in Section 4.01(t);

(xx)	"Osisko Expense Reimbursement" shall have the meaning ascribed thereto in Section 7.03(i);

(yy)	"Osisko Financial Statements" shall have the meaning ascribed thereto in Section 4.01(i);

(zz)	"Osisko Lock-Up Agreements" means the voting and support agreements dated the date hereof and made between Virginia and the Osisko Locked-Up Shareholders;

(aaa)	"Osisko Locked-Up Shareholders" means the Persons who are party to the Osisko Lock-Up Agreements, as specified in the Osisko Disclosure Letter;

(bbb)	"Osisko Material Contracts" shall have the meaning ascribed thereto in Section 4.01(z);

(ccc)
"Osisko Meeting" means the special meeting, including any adjournments or postponements thereof, of the Osisko Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Share Issuance Resolution;

(ddd)	"Osisko Options" means all options to purchase Osisko Shares outstanding immediately prior to the Effective Time and issued pursuant to the Osisko Stock Option Plan;

(eee)
"Osisko Rights Plan" means the Shareholders Rights Plan Agreement dated as of April 30, 2014, between Osisko and CST Trust Company as rights agent, as same was approved by Osisko Shareholders on May 30, 2014;

(fff)	"Osisko Royalties" means the royalties described in Schedule "C";

(ggg)
"Osisko Shareholder Approval" means the requisite approval for the Share Issuance Resolution, being a majority of the votes cast on the Share Issuance Resolution by holders of Osisko Shares present in person or represented by proxy at the Osisko Meeting;

(hhh)	"Osisko Shareholders" means, at any time, the holders of Osisko Shares;

(iii)	"Osisko Shares" means common shares in the capital of Osisko;

(jjj)	"Osisko Stock Option Plan" means the stock option plan of Osisko, as approved by the Osisko Shareholders on May 30, 2014;

(kkk)
"Osisko Subsidiaries" means, collectively, the subsidiaries of Osisko, none of which are material, which are: (i) SubCo; (ii) 8338264 Canada Inc.; (iii) 7778953 Canada Inc.; (iv) 7778961 Canada Inc.; (v) 7718497 Canada Inc.; (vi) Compañia Minera Osisko (Peru) S.A.C.; (vii) Compañia Minera Osisko Mexico, S.A. de C.V.; (viii) 7718365 Canada Inc.; (ix) Orocauca SAS; (x) Minera El Portal S.A.; (xi) Minera Queenston S.A. de C.V.; (xii) Osisko Mining (USA) Inc.; (xiii) Brett Alaska Resources Inc.; and (xiv) Minera El Patron S.A. de C.V., and "Osisko Subsidiary" means any of them;

(lll)	"Osisko Termination Fee Event" shall have the meaning ascribed thereto in Section 7.03(f);

(mmm)	"Parties" means Virginia, Osisko and SubCo, and "Party" means either of them;

(nnn)
"Person" means an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrative legal representative, Governmental Entity or any other entity, whether or not having legal status;

(ooo)
"Plan of Arrangement" means a plan of arrangement substantially in the form and content of Schedule "A" attached hereto and any amendment or variation thereto made in accordance with the Plan of Arrangement or Section 8.03;

(ppp)	"Principal Parties" means Virginia and Osisko, and "Principal Party" means either of them;

(qqq)	"Proposal Letter" means the proposal letter dated as of October 3, 2014 between Osisko and Virginia in respect of the Arrangement;

(rrr)	"QBCA" means the Business Corporations Act (Québec) and the regulations made thereunder;

(sss)
"Release" shall mean any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing into or through the environment (including ambient air, surface water, ground water, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, tanks or other containers;

(ttt)
"Remedial Action" shall mean any investigation, feasibility study, monitoring, testing, sampling, removal (including removal of underground storage tanks), restoration, clean-up, remediation, closure, site restoration, remedial response or remedial work;

(uuu)	"Representatives" shall have the meaning ascribed thereto in Section 7.01;

(vvv)	"Response Period" shall have the meaning ascribed thereto in Subsection 7.02(a)(ii);

(www)	"SEC" means the U.S. Securities and Exchange Commission.

(xxx)	"Securities Act" means the Securities Act (Québec) and the rules, regulations and published policies made thereunder;

(yyy)	"Securities Authorities" means the securities regulatory authorities in each of the provinces and territories of Canada;

(zzz)	"SEDAR" means the System for Electronic Analysis and Retrieval;

(aaaa)	"Share Issuance Resolution" means the ordinary resolution of the Osisko Shareholders authorizing and approving the issuance of Osisko Shares pursuant to the Arrangement;

(bbbb)	"SubCo" means 9081798 Canada Inc., a corporation existing under the CBCA;

(cccc)
"Subsidiary" means, with respect to a specified body corporate, any body corporate of which the specified body corporate is entitled to elect a majority of the directors thereof and shall include any body corporate, partnership, joint venture or other entity over which such specified body corporate exercises direction or control or which is in a like relation to such a body corporate, excluding any body corporate in respect of which such direction or control is not exercised by the specified body corporate as a result of any existing contract, agreement or commitment;

(dddd)
"Superior Proposal" means any bona fide, unsolicited, written Acquisition Proposal made by a third party after the date of this Arrangement Agreement (and not obtained in violation of Section 7.01) that relates to the acquisition of 100% of the outstanding voting shares of a Principal Party (other than voting shares owned by the Person making the Superior Proposal) or all or substantially all of the consolidated assets of such Principal Party and its subsidiaries, taken as a whole; and (i) that is reasonably capable of being completed without undue delay, taking into account all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (ii) that, in the case of an Acquisition Proposal to acquire 100% of the outstanding voting shares of a Principal Party, is made available to all shareholders of such Principal Party on the same terms and conditions; (iii) that is not subject to a due diligence condition; (iv) that is not subject to a financing condition beyond what would be permitted by Multilateral Instrument 62-104 in respect of a formal take-over bid (whether or not such transaction is a formal take-over bid); and (v) in respect of which the Board of Directors of such Principal Party determines, in its good faith judgment, after receiving the written advice of its outside legal and financial advisors, that (a) failure to recommend such Acquisition Proposal to the holders of its voting shares would be inconsistent with its fiduciary duties under applicable Law; and (b) having regard for all of its terms and conditions, such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction more favourable to the holders of its voting shares, from a financial point of view, than the Arrangement, after taking into account any change to the Arrangement proposed by the other Principal Party;

(eeee)
"Tax" and "Taxes" means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Entity, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, mining taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes (including, without limitation, taxes relating to the transfer of interests in real property or entities holding interests therein), franchise taxes, license taxes, withholding taxes, health taxes, payroll taxes, employment taxes, Canada or Québec Pension Plan premiums, excise, severance, social security, workers' compensation, employment insurance or compensation taxes, mandatory pension and other social fund taxes or premium, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, harmonized sales tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, and any instalments in respect thereof, together with any interest, fines and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, fines, additional taxes and additions to tax imposed on such entity with respect to the foregoing and including an amount in respect of the foregoing as a transferee, successor, guarantor or surety or in a similar capacity under a contract, arrangement, agreement, understanding or commitment (whether written or oral) or by operation of law and any liability for the payment of any taxes described herein as a result of being a member of an affiliated, consolidated, combined or unitary group for any period as a result of any tax sharing or tax allocation agreement, arrangement or understanding;

(ffff)	"Tax Act" means the Income Tax Act (Canada), and the regulations thereunder as may be amended from time to time;

(gggg)
"Tax Returns" means all returns, schedules, elections, declarations, reports, information returns, notices, forms, statements and other documents made, prepared or filed with any taxing authority or required to be made, prepared or filed with any Governmental Entity relating to Taxes;

(hhhh)	"Terminating Party" shall have the meaning ascribed thereto in Subsection 7.02(a)(i);

(iiii)	"Termination Expense Fee" shall have the meaning ascribed thereto in Section 7.03(d);

(jjjj)	"Termination Fee" shall have the meaning ascribed thereto in Section 7.03(d);

(kkkk)	"Termination Fee Event" means an Osisko Termination Fee Event or a Virginia Termination Fee Event, as the case may be;

(llll)	"Transaction Personal Information" shall have the meaning ascribed thereto in Section 9.01;

(mmmm)	"TSX" means the Toronto Stock Exchange;

(nnnn)	"U.S. Securities Administrators" means, collectively, the SEC and any state securities commission or similar regulatory authority of any state of the United States;

(oooo)
"U.S. Securities Law" means all applicable securities legislation in the United States, including without limitation, the 1933 Act and the 1934 Act, and the rules and regulations promulgated thereunder, including judicial and administrative interpretations thereof, and the securities laws of the states of the United States;

(pppp)	"Virginia" means Virginia Mines Inc., a corporation existing under the CBCA;

(qqqq)	"Virginia Board" means the board of directors of Virginia;

(rrrr)
"Virginia Disclosure Letter" means the letter dated of even date herewith and delivered by Virginia to Osisko in the form accepted by and initialled on behalf of Osisko with respect to certain matters in this Arrangement Agreement;

(ssss)	"Virginia Documents" shall have the meaning ascribed thereto in Section 3.01(t);

(tttt)	"Virginia Expense Reimbursement" shall have the meaning ascribed thereto in Section 7.03(h);

(uuuu)	"Virginia Financial Statements" shall have the meaning ascribed thereto in Section 3.01(i);

(vvvv)	"Virginia Lock-Up Agreements" means the voting and support agreements dated the date hereof and made between Osisko and the Virginia Locked-Up Shareholders;

(wwww)	"Virginia Locked-Up Shareholders" means the Persons who are party to the Virginia Lock-Up Agreements, as specified in the Virginia Disclosure Letter;

(xxxx)	"Virginia Material Contracts" shall have the meaning ascribed thereto in Section 3.01(x);

(yyyy)
"Virginia Meeting" means the special meeting, including any adjournments or postponements thereof, of the Virginia Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement Resolution;

(zzzz)
"Virginia Mineral Rights" means Virginia's mineral interests and rights (including any mineral claims, mining claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of Laws or otherwise) in the Virginia Properties;

(aaaaa)
"Virginia Options" means all options to purchase Virginia Shares outstanding immediately prior to the Effective Time and issued pursuant to the Virginia Stock Option Plan and detailed in the Virginia Disclosure Letter;

(bbbbb)	"Virginia Properties" means the interests of Virginia and of the Virginia Subsidiary in all material properties of Virginia, including those described in Schedule "B" hereto;

(ccccc)
"Virginia Rights Plan" means the Shareholders Rights Plan Agreement dated as of May 30, 2011 between Virginia and CIBC Mellon Trust Company as rights agent, as approved by Virginia Shareholders on June 26, 2014 and described in the most recent Management Information Circular of Virginia filed on SEDAR on May 27, 2014;

(ddddd)	"Virginia Royalties" means the royalties described in Schedule "D";

(eeeee)	"Virginia Shareholder Approval" shall have the meaning ascribed to such term in Subsection 2.02(a)(ii);

(fffff)	"Virginia Shareholders" means, at any time, the holders of Virginia Shares;

(ggggg)	"Virginia Shares" means common shares in the capital of Virginia;

(hhhhh)
"Virginia Stock Option Plan" means the stock option plan of Virginia in force since February 17, 2006, as amended, amended and restated or supplemented from time to time, and as approved by Virginia Shareholders on June 26, 2014 and described in the most recent Management Information Circular of Virginia filed on SEDAR on May 27, 2014;

(iiiii)	"Virginia Subsidiary" means Coulon Mines Inc.;

(jjjjj)	"Virginia Termination Fee Event" shall have the meaning ascribed thereto in Section 7.03(e);

(kkkkk)	"1933 Act" means the Securities Act of 1933, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder;

(lllll)	"1934 Act" means the Securities Exchange Act of 1934, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder; and

(mmmmm)	"1940 Act" means the Investment Company Act of 1940, as amended, of the United States of America, and the rules and regulations promulgated from time to time thereunder.

1.02	Interpretation Not Affected by Headings

The division of this Arrangement Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Arrangement Agreement. The terms "this Arrangement Agreement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Arrangement Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto.

1.03	Number, Gender and Persons

In this Arrangement Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter, and the word Person and all words importing Persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any Governmental Entity, political subdivision or instrumentality thereof) and any other entity of any kind or nature whatsoever.

1.04	Date for any Action

If the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.05	Statutory References

Any reference in this Arrangement Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.06	Currency

Unless otherwise stated, all references in this Arrangement Agreement to amounts of money are expressed in lawful money of Canada, and "$" refers to Canadian dollars.

1.07	Invalidity of Provisions

Each of the provisions contained in this Arrangement Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the Parties waive any provision of Law that renders any provision of this Arrangement Agreement or any part thereof invalid or unenforceable in any respect. The Parties will engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

1.08	Accounting Matters

Unless otherwise stated, all accounting terms used in this Arrangement Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent with IFRS.

1.09	Knowledge

Where the phrases "to the knowledge of Virginia" or "to Virginia's knowledge" or "to the knowledge of Osisko" or "to Osisko's knowledge" are used in respect of Virginia, Osisko or their respective Subsidiaries, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (a) in the case of Virginia and of the Virginia Subsidiary, the collective actual knowledge of those officers of Virginia and of the Virginia Subsidiary set forth in the Virginia Disclosure Letter; and (b) in the case of Osisko, the collective actual knowledge of those officers of Osisko set forth in the Osisko Disclosure Letter.

1.10	Meaning of Certain Phrase

In this Arrangement Agreement the phrase "in the ordinary and regular course of business" shall mean and refer to those activities that are normally conducted by corporations engaged in the exploration and development of precious and base metals deposits and the ownership of mineral rights and royalties and, with respect to the Parties, consistent with past practice of such party, provided that in any event such action is not unreasonable.

1.11	Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Arrangement Agreement:

Schedule	Matter
Schedule "A"	Form of Plan of Arrangement
Schedule "B"	List of Virginia Properties
Schedule "C"	List of Osisko Royalties

Schedule "D"	List of Virginia Royalties
Schedule "E"	Arrangement Resolution
Schedule "F"	Share Issuance Resolution

ARTICLE 2
THE ARRANGEMENT

2.01	Arrangement and Meetings

(a)
Virginia and Osisko agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Arrangement Agreement and the Plan of Arrangement.  Each Virginia Shareholder (other than a Virginia Shareholder who has validly exercised its Dissent Rights) shall be entitled to receive, in exchange for each Virginia Share held, the Arrangement Consideration, all as more specifically set out in the Plan of Arrangement.

(b)
Virginia and Osisko agree that the Virginia Meeting and the Osisko Meeting shall be held on the same date and at the same time, and agree to take such actions from time to time as may be necessary in order to ensure that this occurs.

2.02	Court Proceedings

Virginia shall apply to the Court, in a manner acceptable to Osisko, acting reasonably, pursuant to the CBCA for the Interim Order and Final Order as follows:

(a)
As soon as reasonably practicable after the date of execution of this Arrangement Agreement and subject to Section 5.01(a), Virginia shall file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall request that the Interim Order shall provide, among other things:

(i)
for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Virginia Meeting and for the manner in which such notice is to be provided, such notice to include, inter alia, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

(ii)	for confirmation of the record date for the Virginia Meeting;

(iii)
that the requisite approval for the Arrangement Resolution shall be 66⅔% of the votes cast on the Arrangement Resolution by the Virginia Shareholders voting as a single class, present in person or by proxy at the Virginia Meeting (the "Virginia Shareholder Approval");

(iv)
that, in all other respects, the terms, conditions and restrictions of the Virginia constating documents, including quorum requirements and other matters, shall apply in respect of the Virginia Meeting;

(v)
that Osisko intends to rely upon the exemption from registration provided by Section 3(a)(10) of the 1933 Act in connection with the issuance of Osisko Shares to be issued in exchange for securities as contemplated by the Arrangement, subject to and conditioned upon the Court's determination following a hearing that the Arrangement is fair and reasonable to Virginia Shareholders;

(vi)	for the grant of Dissent Rights to the registered holders of Virginia Shares;

(vii)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(viii)
that the Virginia Meeting may be adjourned or postponed from time to time by management of Virginia in accordance with the terms of the Arrangement Agreement without the need for additional approval of the Court;

(ix)	that the record date for Virginia Shareholders entitled to notice of and to vote at the Virginia Meeting will not change in respect of any adjournment(s) of the Virginia Meeting; and

(x)	for such other matter as the Principal Parties, each acting reasonably, may reasonably require, and

(b)
subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and to apply for the Final Order.

The notices of motion and related materials for the applications referred to in this Section 2.02 shall be in a form satisfactory to the Principal Parties, each acting reasonably.

2.03	Effecting the Arrangement

Subject to the rights of termination contained in Article 8 hereof, upon the Virginia Shareholders providing the Virginia Shareholder Approval in accordance with the Interim Order, Virginia obtaining the Final Order and the other conditions contained in Article 6 hereof being complied with or waived, to the extent required under the CBCA, Virginia shall file with the Director the Final Order and such other documents as may be required in order to effect the Arrangement.

2.04	Consultation

Virginia and Osisko will consult with each other in issuing any press release or otherwise making any public statement with respect to this Arrangement Agreement or the Arrangement and in making any filing with the Court or the Director, any Governmental Entity, Securities Authority, U.S. Securities Administrators or stock exchange with respect thereto.  Each of Virginia and Osisko shall use its commercially reasonably best efforts to enable each of the other of them to review and comment on all such press release and filings prior to the release or filing, respectively, thereof.

2.05	U.S. Securities Law Matters

(a)
The parties agree that the issuance of Osisko Shares to the Virginia Shareholders pursuant to the Arrangement will be issued in reliance on the exemptions from the registration requirements of the 1933 Act provided by Section 3(a)(10) thereof. In order to ensure the availability of the exemptions from registration provided by Section 3(a)(10) of the 1933 Act, the Parties agree that the Arrangement will be carried out on the following basis:

(i)
prior to the issuance of the Interim Order, the Court will be advised of the intention of the parties to rely on the exemption from registration provided by Section 3(a)(10) of the 1933 Act with respect to the issuance of the Osisko Shares pursuant to the Arrangement Consideration, in connection with the Arrangement, based on the Court's approval of the Arrangement;

(ii)	the Court will be required to satisfy itself that the Arrangement is fair and reasonable to the Virginia Shareholders;

(iii)
Virginia will ensure that each Virginia Shareholder entitled to receive Osisko Shares pursuant to the Arrangement Consideration on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(iv)
the Virginia Shareholders will be advised that Osisko Shares issued pursuant to the Arrangement Consideration on completion of the Arrangement have not been registered under the 1933 Act and will be issued by Osisko in reliance on the exemption from registration provided by Section 3(a)(10) of the 1933 Act;

(v)
the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair and reasonable to the Virginia Shareholders; and

(vi)
the Interim Order approving the Virginia Meeting will specify that each Virginia Shareholder will have the right to appear before the Court at the hearing so long as they enter an appearance within a reasonable time.

2.06	Closing

The closing of the Arrangement will take place at the offices of Osisko, located at Suite 300, 1100 Avenue des Canadiens-de-Montréal, Montréal, Québec at 8:00 a.m. (Montréal time) on the Effective Date.

2.07	Adjustments on Dividend or Other Distribution

If on or after the date hereof, Virginia declares, sets aside or pays any dividend or other distribution to the Virginia Shareholders of record as of a time prior to the Effective Date, the parties hereto shall make such adjustments to the Arrangement as they determine acting in good faith to be necessary to restore the original intention of the parties in the circumstances.

2.08	Board of Directors and Officers

Osisko shall ensure that, with effect as of and from the Effective Time, the Osisko Board shall be reconstituted to consist of 8 individuals, 2 of which shall be nominees of Virginia, acceptable to Osisko, acting reasonably, who shall be appointed to the Osisko Board and 6 of whom shall be nominees of Osisko, who shall either be appointed to, or, as applicable, continue on, the Osisko Board.

2.09	Withholding

Virginia, Osisko and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends or other distributions otherwise payable to any former Virginia Shareholder such amounts as Virginia, Osisko or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax Laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such withheld amounts are remitted to the appropriate Governmental Entity.

2.10	Québec Office

Osisko will maintain the existing office of Virginia in Québec City following completion of the Arrangement. Osisko will undertake to retain effectively all employees of Virginia following completion of the Arrangement and, in the event there are any employee terminations, Osisko will provide appropriate and sufficient severance arrangements for such employees.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF VIRGINIA

3.01	Representations and Warranties of Virginia

Virginia hereby represents and warrants to Osisko as set forth in this Section 3.01 and hereby acknowledges that Osisko is relying upon such representations and warranties in connection with entering into this Arrangement Agreement and agreeing to complete the Arrangement.

(a)
Organization.  Each of Virginia and the Virginia Subsidiary has been incorporated, are validly subsisting and have full corporate or legal power and authority to own their respective properties and assets and to conduct their respective businesses as currently owned and conducted. Virginia and the Virginia Subsidiary are registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a material Adverse Effect on Virginia. All of the outstanding shares of the Virginia Subsidiary are validly issued, fully paid and non-assessable. Except as disclosed by Virginia in the Virginia Disclosure Letter, all of the outstanding shares of each Virginia Subsidiary are owned directly by Virginia. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the Virginia Subsidiary, the outstanding shares of the Virginia Subsidiary are owned by Virginia free and clear of all Encumbrances and Virginia is not liable to any creditor in respect thereof. Except pursuant to this Arrangement Agreement and the transactions contemplated hereby and as disclosed in the Virginia Disclosure Letter, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in the Virginia Subsidiary from Virginia.

(b)	Capitalization. Virginia is authorized to issue an unlimited number of Virginia Shares. As at November 14, 2014, there were: (i) 33,760,280 Virginia Shares outstanding; and

(ii) 2,205,250 Virginia Options outstanding. The exercise prices and expiry dates of the Virginia Options are set out in the Virginia Disclosure Letter. Except as disclosed in the Virginia Disclosure Letter and pursuant to this Arrangement Agreement and the transactions contemplated hereby, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Virginia or the Virginia Subsidiary to issue or sell any shares of Virginia, the Virginia Subsidiary or any securities or obligations of any kind convertible into or exchangeable for any shares of Virginia or the Virginia Subsidiary. All outstanding Virginia Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Virginia or the Virginia Subsidiary having the right to vote with the Virginia Shareholders on any matter. There are no outstanding contractual obligations of Virginia or the Virginia Subsidiary to repurchase, redeem or otherwise acquire any outstanding Virginia Shares or with respect to the voting or disposition of any outstanding Virginia Shares.

(c)
Authority.  Virginia has all necessary power, authority and capacity to enter into this Arrangement Agreement and all other agreements and instruments to be executed by Virginia as contemplated by this Arrangement Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Arrangement Agreement by Virginia and the completion by Virginia of the transactions contemplated by this Arrangement Agreement have been authorized by the directors of Virginia and, subject to obtaining the Virginia Shareholder Approval, the Interim Order and any approvals required by the Interim Order and the Final Order, and providing to the Director any records, information or other documents required in connection with the Arrangement, no other corporate proceedings on the part of Virginia are necessary to authorize this Arrangement Agreement or to complete the transactions contemplated hereby other than in connection with the approval by the directors of Virginia of the Joint Circular. This Arrangement Agreement has been executed and delivered by Virginia and constitutes a legal, valid and binding obligation of Virginia, enforceable against Virginia in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors' rights generally, and to general principles of equity. The execution and delivery by Virginia of this Arrangement Agreement and the performance by Virginia of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)	result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

A.	the articles or by-laws (or their equivalent) of Virginia or the Virginia Subsidiary;

B.
assuming the Virginia has obtained the Virginia Shareholder Approval, the Interim Order and any approvals required by the Interim Order and the Final Order any Law, other than any applicable merger control law; or

C.
any Material Contract, licence or permit to which Virginia or the Virginia Subsidiary is bound or is subject to or of which Virginia or the Virginia Subsidiary is the beneficiary which in each case, would, individually or in the aggregate, have a Material Adverse Effect on Virginia, or

D.
give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Virginia or the Virginia Subsidiary to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Virginia;

(ii)
result in the imposition of any Encumbrance upon any of the property or assets of Virginia or the Virginia Subsidiary or restrict, hinder, impair or limit the ability of Virginia or the Virginia Subsidiary to conduct the business of Virginia or the Virginia Subsidiary as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Virginia; or

(iii)
except as disclosed by Virginia in the Virginia Disclosure Letter, result in any material payment (including severance, unemployment compensation, "golden parachute", bonus or otherwise) becoming due to any director or officer of Virginia or the Virginia Subsidiary or increase any benefits otherwise payable under any pension or benefits plan of Virginia or the Virginia Subsidiary or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Virginia or the Virginia Subsidiary in connection with the execution and delivery of this Arrangement Agreement or the consummation by Virginia of the transactions contemplated hereby other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order and any approvals required by the Final Order; (iii) filings required under the CBCA and filings with and approvals required by Securities Authorities, the U.S. Securities Administrators and stock exchanges; (iv) any other consents, waivers, permits, orders or approvals referred to in the Virginia Disclosure Letter; (v) compliance with and approvals required by any applicable merger control laws; and (vi) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Virginia.

(d)
Virginia Board Approvals.  The Virginia Board has received an oral opinion from BMO Nesbitt Burns Inc., the financial advisor to the Virginia Board, that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the consideration payable to the Virginia Shareholders pursuant to the Arrangement is fair, from a financial point of view, to the Virginia Shareholders and the Virginia Board has unanimously:

(i)	determined that the consideration payable to the Virginia Shareholders pursuant to the Arrangement is fair to the Virginia Shareholders and the Arrangement is in the best interests of Virginia;

(ii)	resolved to recommend that the Virginia Shareholders vote in favour of the Arrangement Resolution; and

(iii)	authorized the entering into of this Arrangement Agreement, and the performance of its provisions, by Virginia.

(e)	Virginia subsidiary. The only subsidiary of Virginia is the Virginia Subsidiary.

(f)
Coulon Exchange Rights.  There has not been an "événement déclencheur" (within the meaning of Sections 2.2 and 2.3 of the Coulon Exchange Rights Agreement) entitling any Coulon Shareholder to exercise Coulon Exchange Rights.

(g)
No Defaults.  None of Virginia or the Virginia Subsidiary is in default under, and, to the knowledge of Virginia, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Virginia or the Virginia Subsidiary under any Material Contract, licence or permit that is material to the conduct of the business of Virginia or the Virginia Subsidiary to which any of them is a party or by which either of them is bound that would, individually or in the aggregate, have a Material Adverse Effect on Virginia.

(h)	Absence of Changes. Other than as disclosed by Virginia in the Virginia Disclosure Letter, since February 28, 2014:

(i)	each of Virginia and the Virginia Subsidiary have conducted their business only in the ordinary and regular course of business consistent with past practice;

(ii)	none of Virginia or the Virginia Subsidiary has incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Virginia or the Virginia Subsidiary of any property or assets material to Virginia and the Virginia Subsidiary, taken as a whole;

(iv)
other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Virginia or the Virginia Subsidiary of any debt for borrowed money, or any making by Virginia or the Virginia Subsidiary of any loan, advance or capital contribution to or investment in any other Person;

(v)	Virginia has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Virginia Shares;

(vi)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or material modification of the compensation payable to or to become payable by Virginia or the Virginia Subsidiary to any of their respective directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Virginia Options pursuant to the Virginia Stock Option Plan) made to, for or with any of such directors or officers;

(vii)	Virginia has not effected any material change in its accounting methods, principles or practices; and

(viii)	Virginia has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(i)	Employment Agreements. Other than as disclosed by Virginia in the Virginia Disclosure Letter:

(i)
none of Virginia or the Virginia Subsidiary is a party to any written or oral policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment or consulting agreement with, any director or officer of Virginia or the Virginia Subsidiary that cannot be terminated without payment of a maximum of 12 times such individual's monthly salary;

(ii)
none of Virginia or the Virginia Subsidiary has any employee or consultant whose employment or contract with Virginia or Virginia Subsidiary cannot be terminated without payment upon a maximum of 12 months' notice, except as required by applicable Laws; and

(iii)
none of Virginia or the Virginia Subsidiary (A) is a party to any collective bargaining agreement; (B) is, to the knowledge of Virginia, subject to any application for certification or threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement, or (C) is subject to any current or, to the knowledge of Virginia, pending or threatened strike or lockout.

(j)
Financial Matters.  The (A) unaudited condensed interim consolidated balance sheets, unaudited condensed interim consolidated statements of loss, unaudited condensed interim consolidated statements of comprehensive income (loss), condensed interim consolidated statements of changes in shareholders' equity and condensed interim consolidated statements of cash flows for the three and six months ended August 31, 2014 and 2013 and notes thereto, and the related management's discussion and analysis, and (B) audited consolidated balance sheets, audited consolidated statements of loss, audited consolidated statements of comprehensive loss, audited consolidated statements of changes in shareholders' equity and audited consolidated statements of cash flows of Virginia for the financial years ended February 28, 2014 and 2013 and the notes thereto and the report by the Virginia's auditors thereon, and the related management's discussion and analysis (collectively, the "Virginia Financial Statements"), were prepared in accordance with IFRS and fairly present in all material respects the consolidated financial condition of Virginia at the respective dates indicated its financial performance and its cash flows for the three and six months ended August 31, 2014 and 2013 and the years ended February 28, 2014 and 2013. None of Virginia or the Virginia Subsidiary has any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the Virginia Financial Statements, which would reasonably be expected to have a Material Adverse Effect on Virginia.

(k)
Internal Controls and Financial Reporting.  Virginia: (i) has designed disclosure controls and procedures to provide reasonable assurance that financial information relating to Virginia, including its consolidated subsidiaries, is accurate and reliable, is made known to the Chief Executive Officer and the Chief Financial Officer of Virginia by others within those entities, particularly during the periods in which filings are being prepared; (ii) has designed internal controls to provide reasonable assurance regarding the accuracy and reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS; and (iii) has disclosed, as the case may be, in the management's discussion and analysis for its most recently completed financial year, for each material weakness relating to design existing at the financial year end (x) a description of the material weakness, (y) the impact of the material weakness on Virginia's financial reporting and internal controls over financial reporting; and (z) Virginia's further plans, if any, or any actions already undertaken, for remediating the material weakness. Virginia has designed a system of internal control over financial reporting (as defined in Rule 13a-15(f) under the 1934 Act) to provide reasonable assurance regarding the reliability of financial reporting and such system is effective at the reasonable assurance level.

(l)
Books and Records.  The corporate records and minute books of Virginia and the Virginia Subsidiary have been maintained in material compliance with all applicable Laws and are complete and accurate in all material respects. Financial books and records and accounts of Virginia and the Virginia Subsidiary (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and acquisitions and dispositions of assets of Virginia and the Virginia Subsidiary; and (iii) accurately and fairly reflect the basis for the Virginia Financial Statements.

(m)
Litigation. There is no claim, action, suit, proceeding or investigation pending or in progress or, to the knowledge of Virginia, threatened against or relating to Virginia or the Virginia Subsidiary or affecting any of their respective properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on Virginia. There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Virginia, threatened against or relating to Virginia or the Virginia Subsidiary before any Governmental Entity. None of Virginia or the Virginia Subsidiary nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of Virginia or the Virginia Subsidiary as the case may be, to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Arrangement Agreement, except to the extent any such matter would not have a Material Adverse Effect on Virginia.

(n)	Virginia Properties. Except as disclosed in the Virginia Disclosure Letter:

(i)
the Virginia Properties are fully described in Schedule "B" attached hereto, there are no mineral claims or other rights comprising the Virginia Properties or any portion thereof which are not set out in Schedule "B" attached hereto and each of the permits set out in Schedule "B" hereto are in full force and effect;

(ii)	all of the mineral claims or other rights comprising the Virginia Properties have been validly located and recorded in compliance with applicable Laws and are comprised of valid and subsisting mineral claims, which are in good standing under applicable Laws;

(iii)
no Person has any agreement, option, right of first refusal or right, title or interest or right capable of becoming an agreement, option, right of first refusal or right, title or interest, in or to the Virginia Properties;

(iv)
Virginia or the Virginia Subsidiary has all necessary corporate power to own the Virginia Properties and is in material compliance with all applicable Laws, to which the Virginia Properties are subject;

(v)
applying customary standards in the mining industry, Virginia or the Virginia Subsidiary have a 100% legal and beneficial good, valid and exclusive ownership right, title and interest in and to, and actual and exclusive possession of, the permits relating to the Virginia Properties, free and clear of all title defect or Encumbrance,

(vi)
all Taxes which are due and payable, local improvements, assessment rates, utilities and any and all other payments to or assessments of any Governmental Entity having jurisdiction in respect of the Virginia Properties have been made by Virginia or the Virginia Subsidiary in respect of the Virginia Properties;

(vii)
neither the Virginia Properties nor any minerals or product derived from the Virginia Properties are subject to or bound by any royalty or royalty interest, whether registered or unregistered, and Virginia has not granted any royalty interest in or affecting the foregoing;

(viii)
there is no action, suit, order, work order, petition, prosecution or other similar proceeding of which process initiating the same has been served on Virginia or to the knowledge of Virginia, threatened against Virginia and affecting any of the Virginia Properties at law or in equity or before or by any Governmental Entity;

(ix)
Virginia has not received notice of any breach of any applicable Law in respect of its conduct on or under the Virginia Properties which could have a Material Adverse Effect on the Virginia Properties;

(x)
Virginia has provided Osisko with access to full and complete copies of all exploration information and data within the possession or control of Virginia and its material subsidiaries, including, without limitation, all geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all technical reports, feasibility studies and other similar reports and studies concerning the Virginia Properties and the Virginia Mineral Rights relating to the Virginia Properties and each of Virginia and the Virginia Subsidiary has the sole right, title, ownership and right to use all such information, data, reports and studies, all of which information will be "Evaluation Material" for purposes of the Proposal Letter; and

(xi)
each of Virginia and the Virginia Subsidiary have made or will make available to Osisko, upon the request of Osisko, all material information in its possession or under its control relating to the Virginia Properties and the Virginia Mineral Rights which relate to the Virginia Properties.

(o)	Royalties. Except as disclosed in the Virginia Disclosure Letter:

(i)	all of the Virginia Royalties and the holder thereof that are owned directly or indirectly by Virginia or in which Virginia has an interest are set forth in Schedule "D";

(ii)	there is no binding Contract pursuant to which Virginia has agreed to acquire any additional royalties;

(iii)
as at the date hereof, Virginia or the Virginia Subsidiary, as the case may be, is the legal and beneficial owner of, and has good and marketable title to, the Virginia Royalties free and clear of all Encumbrances;

(iv)	as at the date hereof, Virginia or the Virginia Subsidiary, as the case may be, has the exclusive right to own the Virginia Royalties;

(v)
other than in connection with the Arrangement, there is no agreement, contract, option, commitment or other right in favour of, or held by, any Person to acquire the Virginia Royalties or any portion thereof, and upon completion of the Arrangement, such Virginia Royalties or any portion thereof;

(vi)	none of the Virginia Royalties or any Contracts relating to the Virginia Royalties prohibit or restrict Virginia from entering into and completing the Arrangement;

(vii)	there is no appropriation, expropriation or seizure of the Virginia Royalties that is pending or, to the best of Virginia's knowledge, has been threatened;

(viii)	Virginia is not aware of any breach or default of any term of any royalty agreement with respect to any Virginia Royalties;

(ix)
each royalty agreement with respect to the Virginia Royalties is in good standing and in full force and effect, enforceable against Virginia or the Virginia Subsidiary (and to the best knowledge of Virginia, the other parties thereto) in accordance with their terms, and neither Virginia nor the Virginia Subsidiary has received any notice of any default, breach or termination of any royalty agreement with respect to any Virginia Royalties or of any fact or circumstance which will, or is likely, to result in such a default, breach or termination thereof;

(x)
except as disclosed in the Virginia Disclosure Letter, each of the Virginia Royalties and related royalty agreement set out in Schedule "D" has been registered or recorded on title against the assets or properties to which it relates;

(xi)
neither Virginia nor the Virginia Subsidiary has any information or knowledge of any fact relating to the Virginia Royalties, or the Arrangement which might reasonably be expected to materially and adversely affect any of the Virginia Royalties; and

(xii)	neither Virginia nor the Virginia Subsidiary has any knowledge that:

A.	any Operator does not hold all requisite licenses, registrations, qualifications, permits and consents necessary or appropriate for carrying on its respective business as currently carried on with respect to the properties and that such licenses, registrations, qualifications, permits and consents are invalid and are not subsisting and in good standing in accordance with applicable laws; and

B.
any Operator has received any notice of proceedings relating to the revocation or adverse modification of any material mining license, registration, qualification or permit, or that any Operator has received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining rights, exploration or prospecting rights, concessions or licenses with respect to the properties.

(p)
Mineral Resources and Mineral Reserves.  The most recent estimated measured, indicated and inferred mineral resources of Virginia disclosed in the Virginia Documents have been prepared and disclosed in all material respects in accordance with all applicable Laws.  There has been no material reduction (other than as a result of operations in the ordinary course of business) in the aggregate amount of estimated mineral resources of Virginia and the Virginia Subsidiary, from the amounts disclosed publicly by Virginia.

(q)	Operational Matters. Except as disclosed in the Virginia Disclosure Letter:

(i)
all rentals, payments and obligations (including maintenance for mining claims), and any other payments due or payable on or prior to the date hereof under or with respect to the assets of Virginia and of the Virginia Subsidiary have been properly and timely paid and no claim is due to lapse within 90 days of the date hereof;

(ii)
the ore bodies and minerals located in the Virginia Properties are under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit Virginia to explore the minerals relating thereto, all such property leases or claims and all property, leases or claims in which Virginia or of the Virginia Subsidiary have any interest or right have been validly located and recorded in accordance with all applicable Laws and are valid and subsisting, Virginia or the Virginia Subsidiary have all necessary surface rights, access rights and other necessary rights and interests relating to the Virginia Properties granting Virginia or of the Virginia Subsidiary the rights and ability to explore for minerals, ore and metals for development purposes, with only such exceptions as do not materially interfere with the use made by Virginia or the Virginia Subsidiary of the rights or interests so held and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing in the name of Virginia or of the Virginia Subsidiary;

(iii)
all exploration activities conducted by Virginia or the Virginia Subsidiary on the Virginia Properties and, to the knowledge of Virginia and the Virginia Subsidiary, on the Virginia Properties, have been undertaken in accordance with good exploration practices and in compliance with all applicable Laws, except where the failure to so comply would not have a Material Adverse Effect on Virginia; and

(iv)
each of Virginia and the Virginia Subsidiary has all necessary permits required for it to carry on its business as currently conducted, all of which are in full force and effect, and each of them is in compliance with such permits. None of Virginia or the Virginia Subsidiary has received oral or written notice relating to the revocation, cancellation expropriation or modification of any such permit.

(r)
Insurance. As of the date hereof, Virginia and the Virginia Subsidiary have such policies of insurance as are listed in the Virginia Disclosure Letter. All insurance maintained by Virginia and the Virginia Subsidiary is in full force and effect and in good standing and neither Virginia nor the Virginia Subsidiary is in default, whether as to payment of premium or otherwise, under the terms of any such insurance nor has Virginia or the Virginia Subsidiary failed to give any notice or present any material claim under any such insurance in a due and timely fashion or received notice or otherwise become aware of any intent of an insurer to either claim any default on the part of Virginia or the Virginia Subsidiary or not to renew any policy of insurance on its expiry or to increase any deductible or cost, except where such failure or default or other event would not reasonably be expected to have a Material Adverse Effect.

(s)	Environmental.

(i)
Each of Virginia and the Virginia Subsidiary has carried on its operations in compliance with all applicable Environmental Laws, except to the extent that a failure to be in such compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Virginia.

(ii)
(A) To Virginia's knowledge, the Virginia Properties have not been used to generate, manufacture, refine, treat, recycle, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all Environmental Laws; (B) none of Virginia or the Virginia Subsidiary has caused or permitted the Release of any Hazardous Substances at, in, on, under or from any Virginia Property, except in compliance, individually or in the aggregate, with all Environmental Laws except when the failure to be in such compliance would not have a Material Adverse Effect on Virginia; (C) all Hazardous Substances handled, recycled, disposed of, treated or stored on or off site of the Virginia Properties have been handled, recycled, disposed of, treated and stored in material compliance with all Environmental Laws, except to the extent that a failure to be in such compliance would not have a Material Adverse Effect on Virginia; and (D) to the knowledge of Virginia, there are no Hazardous Substances at, in, on, under or migrating from any Virginia Property, except in material compliance with all Environmental Laws.

(iii)
To the knowledge of Virginia, none of Virginia or the Virginia Subsidiary has treated or disposed, or arranged for the treatment or disposal, of any Hazardous Substances at any location: (A) listed on any list of hazardous sites or sites requiring Remedial Action issued by any Governmental Entity; (B) proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action, or any similar federal, state or provincial lists; or (C) which is the subject of enforcement actions by any Governmental Entity that creates the reasonable potential for any proceeding, action, or other claim against Virginia or the Virginia Subsidiary.  To the knowledge of Virginia, no site or facility now or previously owned, operated or leased by Virginia or the Virginia

Subsidiary is listed or, to the knowledge of Virginia, is proposed for listing on any list issued by any Governmental Entity of hazardous sites or sites requiring Remedial Action or is the subject of Remedial Action.

(iv)
Except to the extent that would not reasonably be expected to have a Material Adverse Effect on Virginia, none of Virginia or the Virginia Subsidiary has caused or permitted the Release of any Hazardous Substances on or to any of the Virginia Properties in such a manner as: (A) would be reasonably likely to impose Liability for cleanup, natural resource damages, loss of life, personal injury, nuisance or damage to other property, except to the extent that such Liability would not have a Material Adverse Effect on Virginia; or (B) would be reasonably likely to result in imposition of a lien, charge or other Encumbrance or the expropriation of any of the Virginia Properties or the assets of Virginia or of the Virginia Subsidiary.

(v)
None of Virginia or the Virginia Subsidiary has received from any Person or Governmental Entity any notice, formal or informal, of any proceeding, action or other claim, Liability or potential Liability arising under any Environmental Law that is pending as of the date hereof.

(t)	Tax Matters.

(i)
Each of Virginia and the Virginia Subsidiary has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed in the prescribed form all Tax Returns required to be filed by it with the appropriate Governmental Entity and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon. Virginia has furnished or made available to Osisko complete and accurate copies of all Tax Returns, and any amendments thereto, filed by Virginia and each of the Virginia Subsidiary for the preceding three taxable years.

(ii)
Each of Virginia and the Virginia Subsidiary has (A) duly and timely paid all Taxes due and payable by it other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published financial statements of Virginia, (B) duly and timely withheld all Taxes and other amounts required by Law to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it, and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(iii)
Any charges, accruals and reserves for Taxes reflected on the Virginia Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are, in the opinion of Virginia, adequate under IFRS to cover Taxes with respect to Virginia and the Virginia Subsidiary accruing through the date hereof.

(iv)
There are no disputes, proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of Virginia, threatened against either Virginia or the Virginia Subsidiary that propose to assess material Taxes in addition to those reported in the Tax Returns.  There are no liens for Taxes upon any of the assets or properties that have not been paid by Virginia or the Virginia Subsidiary.

(v)
Virginia is in full compliance with any covenants by it in any agreement to which it is a party relating to the issuance by Virginia of Flow-Through Shares to any Person, and is not in breach of any representation or warranty by it in any such agreement.

(u)
Pension and Employee Benefits.  Virginia and the Virginia Subsidiary have complied, in all material respects, with all of the terms of the pension and other employee compensation and benefit obligations of Virginia and the Virginia Subsidiary including the provisions of any collective agreements, funding and investment contracts or obligations applicable thereto, arising under or relating to each of the pension or retirement income plans or other employee compensation or benefit plans, agreements, policies, programs, arrangements or practices, whether written or oral, which are maintained by or binding upon Virginia or the Virginia Subsidiary as the case may be.

(v)
Reports.  Since February 28, 2014, Virginia has filed with all applicable Securities Authorities, the U.S. Securities Administrators, the TSX and all applicable self-regulatory authorities a true and complete copy of all material forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any financial statements or other documents, including any schedules included therein, are referred to herein as the "Virginia Documents"). The Virginia Documents, at the time filed or, if amended, as of the date of such amendment (i) did not contain any misrepresentation (as defined by the Securities Act) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over Virginia, and the U.S. Securities Administrators, except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on Virginia. Virginia has not filed any confidential material change or other report or other document with any Securities Authority, U.S. Securities Administrator, or the TSX or other self-regulatory authority which at the date hereof remains confidential.  The Virginia Subsidiary is not required to file any reports or other documents with any of the Securities Authorities, U.S. Securities Administrators, or the TSX.

(w)
Virginia Rights Plan.  The transactions which are the subject of this Arrangement Agreement constitute an "Exempt Acquisition" pursuant to the Virginia Rights Plan and, accordingly, there is no action required to be taken to render the rights issuable pursuant to the Virginia Rights Plan inapplicable to the transactions which are the subject of this Arrangement Agreement.

(x)	Reporting Status and Securities Laws Matters. Virginia is a "reporting issuer" and not on the list of reporting issuers in default under applicable Canadian securities Laws in any of the provinces or territories of Canada. No delisting, suspension of trading in or cease trading order with respect to any securities of Virginia and, to the knowledge of Virginia, no inquiry or investigation (formal or informal) of any Securities Authorities or TSX is in effect or ongoing or, to the knowledge of Virginia, expected to be implemented or undertaken with respect to the foregoing. The Virginia Shares are registered under Section 12(g) of the 1934 Act and Virginia is subject to the reporting requirements of Section 13(a) of the 1934 Act. Virginia has filed or furnished all reports required by Section 13(a) of the 1934 Act to be so filed or furnished in the 12 months preceding the date of this Arrangement Agreement.

(y)
Contracts.  The Virginia Disclosure Letter includes a complete and accurate list of all Material Contracts of Virginia or of the Virginia Subsidiary and that are currently in force ("Virginia Material Contracts"). All Virginia Material Contracts are in full force and effect, and Virginia or the Virginia Subsidiary, as the case may be, are entitled to all rights and benefits thereunder in accordance with the terms thereof. Virginia has made available to Osisko for inspection true and complete copies of all of the Virginia Material Contracts. All of the Virginia Material Contracts are valid and binding obligations of Virginia or the Virginia Subsidiary, as the case may be, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Virginia and the Virginia Subsidiary, as the case may be, have complied in all material respects with all terms of the Virginia Material Contracts, have paid all amounts due thereunder of, as and when due, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of Virginia or the Virginia Subsidiary or, to the knowledge of Virginia, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of the Virginia Material Contracts. As at the date hereof, neither Virginia nor the Virginia Subsidiary has received written notice that any party to a Virginia Material Contract intends to cancel, terminate or otherwise modify or not renew such Virginia Material Contract, and to the knowledge of Virginia, no such action has been threatened. Except as set out in the Virginia Disclosure Letter, neither Virginia nor the Virginia Subsidiary is a party to any Material Contract that (i) contains any non-competition obligation, (ii) otherwise restricts in any material way the business of Virginia or the Virginia Subsidiary, or (iii) would prohibit or restrict the ability of Virginia to complete the Arrangement.

(z)
Certain Contracts.  None of Virginia or the Virginia Subsidiary is a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to (i) limit the manner or the localities in which all or any material portion of their business is conducted, (ii) limit any business practice of Virginia or the Virginia Subsidiary in any material respect, or (iii) restrict any acquisition or disposition of any property by Virginia or the Virginia Subsidiary in any material respect.

(aa)
Related Party Transactions. Except as contemplated hereby or as disclosed in the Virginia Disclosure Letter, there are no Contracts or other transactions currently in place between Virginia or the Virginia Subsidiary, on the one hand, and: (i) to the knowledge of Virginia, any officer or director of Virginia or the Virginia Subsidiary; (ii) to the knowledge of Virginia, any holder of record or, to the knowledge of Virginia, beneficial owner of 10% or more of the Virginia Shares; and (iii) to the knowledge of Virginia, any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand.

(bb)
Expropriation. No part of the property or assets of Virginia or the Virginia Subsidiary has been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does Virginia or the Virginia Subsidiary know of any intent or proposal to give such notice or commence any such proceedings.

(cc)	Registration Rights. No Virginia Shareholder has any right to compel Virginia to register or otherwise qualify the Virginia Shares (or any of them) for public sale or distribution.

(dd)
Brokers. Except as disclosed in writing by Virginia to Osisko, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Virginia, and the aggregate amount of such fees that may become payable in respect of all such arrangements is set out in the Virginia Disclosure Letter.

(ee)
Absence of Cease Trade Orders. No order ceasing or suspending trading in Virginia Shares (or any of them) or any other securities of Virginia is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Virginia, are pending, contemplated or threatened.

(ff)	Due Diligence Material. All information provided by Virginia to Osisko in relation to Osisko's due diligence requests is accurate in all material respects as at its respective date as stated therein.

(gg)
Compliance with Laws. Virginia and the Virginia Subsidiary have complied with and are not in violation of any applicable Law other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Virginia.

(hh)
No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Virginia or the Virginia Subsidiary of any of the material assets of Virginia or the Virginia Subsidiary other than as contemplated for the purposes of this Arrangement Agreement or as disclosed in the Virginia Disclosure Letter.

(ii)	Investment Company Status. Virginia is not an "investment company" within the meaning of the 1940 Act.

(jj)
Foreign Private Issuer.  As of the date hereof, Virginia is a "foreign private issuer" as defined in Rule 405 under the 1933 Act eligible to file annual reports on Form 40-F pursuant to Rule 13a-1 under the 1934 Act.

(kk)	Taxable Canadian Corporation. Virginia is a "taxable Canadian corporation" within the meaning of the Tax Act.

(ll)
Business Practices.  Since February 28, 2014, none of Virginia or the Virginia Subsidiary nor, to the knowledge of Virginia, any of its or their respective directors, executives, officers, representatives, agents or employees has: (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the Corruption of Foreign Public Officials Act (Canada); (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

3.02	Survival of Representations and Warranties

The representations and warranties contained in this Article 3 shall survive the execution and delivery of this Arrangement Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Arrangement Agreement is terminated in accordance with its terms.  Any investigation by Osisko and its advisors shall not mitigate, diminish or affect the representations and warranties of Virginia contained in this Arrangement Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF OSISKO

4.01	Representations and Warranties of Osisko

Osisko hereby represents and warrants to Virginia as set forth in this Section 4.01, and hereby acknowledges that Virginia is relying upon such representations and warranties in connection with entering into this Arrangement Agreement and agreeing to complete the Arrangement.

(a)
Organization.  Osisko and each Osisko Subsidiary has been incorporated, are validly subsisting and have full corporate or legal power and authority to own their respective properties and assets and to conduct their respective businesses as currently owned and conducted. Osisko and each Osisko Subsidiary are registered, licensed or otherwise qualified as an extra-provincial corporation or a foreign corporation in each jurisdiction where the nature of the business or the location or character of the property and assets owned or leased by it requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a Material Adverse Effect on Osisko.  All of the outstanding shares of each Osisko Subsidiary are validly issued, fully paid and non-assessable. Except as disclosed by Osisko in the Osisko Disclosure Letter, all of the outstanding shares of each Osisko Subsidiary are owned, directly, by Osisko. Except pursuant to restrictions on transfer contained in the articles or by-laws (or their equivalent) of the respective Osisko Subsidiary, the outstanding shares of each Osisko Subsidiary are owned by Osisko free and clear of all Encumbrances and Osisko is not liable to any creditor in respect thereof.  Except pursuant to this Arrangement Agreement and the transactions contemplated hereby and as disclosed in the Osisko Disclosure Letter, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any issued or unissued securities of, or interest in any Osisko Subsidiary from Osisko.

(b)
Capitalization.  Osisko is authorized to issue an unlimited number of Osisko Shares and an unlimited number of preferred shares in the capital of Osisko issuable in series, all without par value. As at November 14, 2014, there were: (i) 47,900,457 Osisko Shares outstanding; (ii) no preferred shares in the capital of Osisko outstanding; and (iii) an aggregate of 901,400 Osisko Shares reserved for issuance under the outstanding Osisko

Options. The exercise prices and expiry dates of the Osisko Options are set out in the Osisko Disclosure Letter. Except as disclosed in the Osisko Disclosure Letter and pursuant to this Arrangement Agreement and the transactions contemplated hereby, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Osisko to issue or sell any shares of Osisko or any securities or obligations of any kind convertible into or exchangeable for any shares of Osisko. All outstanding Osisko Shares have been authorized and are validly issued and outstanding as fully paid and non-assessable shares. As of the date hereof, there are no outstanding bonds, debentures or other evidences of indebtedness of Osisko having the right to vote with the Osisko Shareholders on any matter. There are no outstanding contractual obligations of Osisko to repurchase, redeem or otherwise acquire any outstanding Osisko Shares or with respect to the voting or disposition of any outstanding Osisko Shares.

(c)
Authority.  Osisko has all necessary power, authority and capacity to enter into this Arrangement Agreement and all other agreements and instruments to be executed by Osisko as contemplated by this Arrangement Agreement, and to perform its obligations hereunder and under such other agreements and instruments. The execution and delivery of this Arrangement Agreement by Osisko and the completion by Osisko of the transactions contemplated by this Arrangement Agreement have been authorized by the directors of Osisko and, subject to obtaining the Osisko Shareholder Approval, the Interim Order and any approvals required by the Interim Order and the Final Order, and providing to the Director any records, information or other documents required in connection with the Arrangement, no other corporate proceedings on the part of Osisko are necessary to authorize this Arrangement Agreement or to complete the transactions contemplated hereby other than in connection with the approval by the directors of Osisko of the Joint Circular. This Arrangement Agreement has been executed and delivered by Osisko and constitutes a legal, valid and binding obligation of Osisko, enforceable against Osisko in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other applicable Laws relating to or affecting creditors' rights generally, and to general principles of equity. Except as disclosed by Osisko in the Osisko Disclosure Letter, the execution and delivery by Osisko of this Arrangement Agreement and the performance by Osisko of its obligations hereunder and the completion of the transactions contemplated hereby, do not and will not:

(i)	result in a violation, contravention or breach of, require any consent to be obtained under or give rise to any termination rights under any provision of:

A.	the articles or by-laws (or their equivalent) of Osisko;

B.
assuming Osisko has obtained the Osisko Shareholder Approval, the Interim Order and any approvals required by the Interim Order and the Final Order, any Law, other than any applicable merger control law; or

C.
any Material Contract, licence or permit to which Osisko is bound or is subject to or of which Osisko is the beneficiary which in each case, would, individually or in the aggregate, have a Material Adverse Effect on Osisko, or

D.
give rise to any right of termination or acceleration of indebtedness, or cause any indebtedness owing by Osisko to come due before its stated maturity or cause any available credit to cease to be available which would, individually or in the aggregate, have a Material Adverse Effect on Osisko;

(ii)
result in the imposition of any Encumbrance upon any of the property or assets of Osisko or restrict, hinder, impair or limit the ability of Osisko to conduct the business of Osisko as and where it is now being conducted which would, individually or in the aggregate, have a Material Adverse Effect on Osisko; or

(iii)
except as disclosed by Osisko in the Osisko Disclosure Letter, result in any material payment (including severance, unemployment compensation, "golden parachute", bonus or otherwise) becoming due to any director or officer of Osisko or increase any benefits otherwise payable under any pension or benefits plan of Osisko or result in the acceleration of the time of payment or vesting of any such benefits.

No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity or other Person is required to be obtained by Osisko in connection with the execution and delivery of this Arrangement Agreement or the consummation by Osisko of the transactions contemplated hereby other than: (i) the Interim Order and any approvals required by the Interim Order; (ii) the Final Order and any approvals required by the Final Order; (iii) filings required under the CBCA and filings with and approvals required by Securities Authorities, U.S. Securities Administrators and stock exchanges; (iv) any other consents, waivers, permits, orders or approvals referred to in the Osisko Disclosure Letter; (v) compliance with and approvals required by any applicable merger control laws; and (vi) any other consents, approvals, orders, authorizations, declarations or filings which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on Osisko.

(d)
Board Approval.  As of the date hereof the Osisko Board, after consultation with its financial and legal advisors, has determined that the Arrangement Consideration, on the basis of an opinion from its financial advisor, is fair to the Osisko Shareholders and that the matters to which the Share Issuance Resolution relate are advisable and in the best interests of Osisko and the Osisko Shareholders and has resolved unanimously to recommend to the Osisko Shareholders that they vote in favour of the Share Issuance Resolution. The Osisko Board has approved the Arrangement pursuant to the Plan of Arrangement and the execution and performance of this Arrangement Agreement.

(e)
Fairness Opinion. The Osisko Board has received the opinion of Maxit Capital LP, its financial advisor, to the effect that, as of the date of such opinion, subject to the assumptions, qualifications and limitations set out therein, the Arrangement Consideration is fair, from a financial point of view, to the Osisko Shareholders.

(f)	Osisko Subsidiaries. The only Subsidiaries of Osisko are the Osisko Subsidiaries, none of which are material.

(g)
No Defaults.  Osisko is not in default under, and, to the knowledge of Osisko, there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute a default by Osisko under any contract, agreement or licence that is material to the conduct of the business of Osisko to which it is a party or by which it is bound that would, individually or in the aggregate, have a Material Adverse Effect on Osisko.

(h)	Absence of Changes. Since June 16, 2014, except as disclosed by Osisko in the Osisko Disclosure Letter and this Arrangement Agreement:

(i)	Osisko has conducted its business only in the ordinary and regular course of business consistent with past practice;

(ii)	Osisko has not incurred or suffered a Material Adverse Change;

(iii)	there has not been any acquisition or sale by Osisko of any property or assets material to Osisko;

(iv)
other than in the ordinary and regular course of business consistent with past practice, there has not been any incurrence, assumption or guarantee by Osisko of any debt for borrowed money, or any making by Osisko of any loan, advance or capital contribution to, or investment in, any other Person;

(v)	Osisko has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Osisko Shares;

(vi)
other than in the ordinary and regular course of business consistent with past practice, there has not been any material increase in or material modification of the compensation payable to or to become payable by Osisko, to any of its directors, officers, employees or consultants or any grant to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement (including, without limitation, the granting of Osisko Options pursuant to the Osisko Stock Option Plan) made to, for or with any of such directors or officers;

(vii)	Osisko has not effected any material change in its accounting methods, principles or practices; and

(viii)	Osisko has not adopted any, or materially amended any, collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan or shareholder rights plan.

(i)
Financial Matters.  The unaudited consolidated balance sheets, unaudited consolidated statements of income (loss), unaudited statements of comprehensive income (loss), unaudited consolidated statements of cash flows and unaudited consolidated statements of changes in equity for the three and nine months ended September 30, 2014 and 2013, and notes thereto, and related management's discussion and analysis (the "Osisko Financial Statements"), were prepared in accordance with IFRS and, subject to the assumptions contained in the notes thereto, fairly present in all material respects the consolidated financial condition of Osisko at the respective dates indicated its financial performance and its cash flows for the three and nine months ended September 30, 2014. Except as disclosed by Osisko in the Osisko Disclosure Letter, none of Osisko has any liability or obligation (including, without limitation, liabilities or obligations to fund any operations or work or exploration program, to give any guarantees or for Taxes), whether accrued, absolute, contingent or otherwise, not reflected in the Osisko Financial Statements, which would reasonably be expected to have a Material Adverse Effect on Osisko.

(j)
Internal Controls and Financial Reporting.  Osisko: (i) has designed disclosure controls and procedures to provide reasonable assurance that financial information relating to Osisko, including its consolidated subsidiaries, is accurate and reliable, is made known to the Chief Executive Officer and the Chief Financial Officer of Osisko by others within those entities, particularly during the periods in which filings are being prepared; (ii) has designed internal controls to provide reasonable assurance regarding the accuracy and reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS; and (iii) has disclosed in the management's discussion and analysis for its most recently completed financial year, for each material weakness relating to design existing at the financial year end (x) a description of the material weakness, (y) the impact of the material weakness on Osisko's financial reporting and internal controls over financial reporting; and (z) Osisko's further plans, if any, or any actions already undertaken, for remediating the material weakness.

(k)
Books and Records.  The corporate records and minute books of Osisko have been maintained in material compliance with all applicable Laws and are complete and accurate in all material respects. Financial books and records and accounts of Osisko (i) have been maintained in accordance with good business practices on a basis consistent with prior years and past practice; (ii) are stated in reasonable detail and accurately and fairly reflect the material transactions and acquisitions and dispositions of assets of Osisko; and (iii) accurately and fairly reflect the basis for the Osisko Financial Statements.

(l)
Litigation.  Except as disclosed by Osisko in the Osisko Disclosure Letter, there is no claim, action, proceeding or investigation pending or in progress or, to the knowledge of Osisko, threatened against or relating to Osisko or affecting any of their respective properties or assets before any Governmental Entity which individually or in the aggregate has, or could reasonably be expected to have, a Material Adverse Effect on Osisko.  There is no bankruptcy, liquidation, winding-up or other similar proceeding pending or in progress, or, to the knowledge of Osisko, threatened against or relating to Osisko before any Governmental Entity. None of Osisko nor any of its properties or assets is subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict the right or ability of Osisko to conduct its business in all material respects as it has been carried on prior to the date hereof, or that would materially impede the consummation of the transactions contemplated by this Arrangement Agreement, except to the extent any such matter would not have a Material Adverse Effect on Osisko.

(m)	Osisko Properties. Osisko does not have a mineral property that is material to Osisko for purposes of National Instrument 43-101 – Standards of Disclosure for Mineral Projects.

(n)	Royalties. Except as disclosed in the Osisko Disclosure Letter:

(i)	all of the Osisko Royalties and the holder thereof that are owned directly or indirectly by Osisko or in which Osisko has an interest are set forth in Schedule "C";

(ii)	there is no binding Contract pursuant to which Osisko has agreed to acquire any additional royalties;

(iii)	as at the date hereof, Osisko is the legal and beneficial owner of, and has good and marketable title to, the Osisko Royalties free and clear of all Encumbrances;

(iv)	as at the date hereof, Osisko has the exclusive right to own the Osisko Royalties;

(v)
other than in connection with the Arrangement, there is no agreement, contract, option, commitment or other right in favour of, or held by, any Person to acquire the Osisko Royalties or any portion thereof, and upon completion of the Arrangement, such Osisko Royalties or any portion thereof;

(vi)	none of the Osisko Royalties or any Contracts relating to the Osisko Royalties prohibit or restrict Osisko from entering into and completing the Arrangement;

(vii)	there is no appropriation, expropriation or seizure of the Osisko Royalties that is pending or, to the best of Osisko's knowledge, has been threatened;

(viii)	Osisko is not aware of any breach or default of any term of any royalty agreement with respect to any Osisko Royalties;

(ix)
each royalty agreement with respect to the Osisko Royalties is in good standing and in full force and effect, enforceable against Osisko (and to the best knowledge of Osisko, the other parties thereto) in accordance with their terms, and Osisko has not received any notice of any default, breach or termination of any royalty agreement with respect to any Osisko Royalties or of any fact or circumstance which will, or is likely, to result in such a default, breach or termination thereof;

(x)	each of the Osisko Royalties and related royalty agreement set out in Schedule "C" has been registered or recorded on title against the assets or properties to which it relates;

(xi)
Osisko does not have any information or knowledge of any fact relating to the Osisko Royalties, or the Arrangement which might reasonably be expected to materially and adversely affect any of the Osisko Royalties; and

(xii)	Osisko does not have any knowledge that:

A.
any Operator does not hold all requisite licenses, registrations, qualifications, permits and consents necessary or appropriate for carrying on its respective business as currently carried on with respect to the properties and that such licenses, registrations, qualifications, permits and consents are invalid and are not subsisting and in good standing in accordance with applicable laws; and

B.
any Operator has received any notice of proceedings relating to the revocation or adverse modification of any material mining license, registration, qualification or permit, or that any Operator has received notice of the revocation or cancellation of, or any intention to revoke or cancel, any mining rights, exploration or prospecting rights, concessions or licenses with respect to the properties.

(o)
Insurance. Osisko maintains policies of insurance that are reasonable, prudent and appropriate for the size and nature of the business of Osisko, and such policies are in full force and effect as of the date hereof.

(p)	Tax Matters.

(i)
Osisko has duly and timely made or prepared all Tax Returns required to be made or prepared by it, has duly and timely filed in the prescribed form all Tax Returns required to be filed by it with the appropriate Governmental Entity and has, in all material respects, completely and correctly reported all income and all other amounts or information required to be reported thereon. Osisko has furnished or made available to Virginia complete and accurate copies of all Tax Returns, and any amendments thereto, filed by Osisko for the preceding three taxable years.

(ii)
Osisko has (A) duly and timely paid all Taxes due and payable by it other than those which are being or have been contested in good faith and in respect of which reserves have been provided in the most recently published financial statements of Osisko, (B) duly and timely withheld all Taxes and other amounts required by Law to be withheld by it and has duly and timely remitted to the appropriate Governmental Entity such Taxes and other amounts required by Law to be remitted by it, and (C) duly and timely collected all amounts on account of sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(iii)
The charges, accruals and reserves for Taxes reflected on the Osisko Financial Statements (whether or not due and whether or not shown on any Tax Return but excluding any provision for deferred income taxes) are, in the opinion of Osisko, adequate under IFRS to cover Taxes with respect to Osisko accruing through the date hereof.

(iv)
There are no disputes, proceedings, investigations, audits, assessments, reassessments or claims now pending or to the knowledge of Osisko, threatened against Osisko that propose to assess material Taxes in addition to those reported in the Tax Returns.  There are no liens for Taxes upon any of the assets or properties that have not been paid by Osisko.

(q)
Reports.  Since June 16, 2014, Osisko has filed with all applicable Securities Authorities, the TSX and all applicable self-regulatory authorities a true and complete copy of all material forms, reports, schedules, statements, certifications, material change reports and other documents required to be filed by it (such forms, reports, schedules, statements, certifications and other documents, including any financial statements or other documents, including any schedules included therein, are referred to herein as the "Osisko Documents"). The Osisko Documents, at the time filed or, if amended, as of the date of such amendment (i) did not contain any misrepresentation (as defined by the Securities Act) and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the requirements of applicable securities legislation and the rules, policies and instruments of all Securities Authorities having jurisdiction over Osisko except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on Osisko. Osisko has not filed any confidential material change or other report or other document with any Securities Authority or the TSX or other self-regulatory authority which at the date hereof remains confidential. No Osisko Subsidiary is required to file any reports or other documents with any of the Securities Authorities or the TSX.

(r)
Reporting Status and Securities Laws Matters. Osisko is a "reporting issuer" and not on the list of reporting issuers in default under applicable Canadian securities Laws in any of the provinces or territories of Canada. No delisting, suspension of trading in or cease trading order with respect to any securities of Osisko and, to the knowledge of Osisko, no inquiry or investigation (formal or informal) of any Securities Authorities or TSX is in effect or ongoing or, to the knowledge of Osisko, expected to be implemented or undertaken with respect to the foregoing. Osisko is not subject to the reporting requirements of Section 13 of the 1934 Act.

(s)
Absence of Cease Trade Orders.  No order ceasing or suspending trading in Osisko Shares (or any of them) or any other securities of Osisko is outstanding and no proceedings for this purpose have been instituted or, to the knowledge of Osisko, are pending, contemplated or threatened.

(t)
Due Diligence Material.  All information provided by Osisko to Virginia in relation to Virginia's due diligence requests is accurate in all material respects as at its respective date as stated therein.

(u)
Compliance with Laws.  Osisko has complied with and are not in violation of any applicable Law other than such non-compliance or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Osisko.

(v)
No Option on Assets.  Except as disclosed by Osisko in the Osisko Disclosure Letter, no Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Osisko of any of the material assets of Osisko other than as contemplated for the purposes of this Arrangement Agreement or as disclosed in the Osisko Disclosure Letter.

(w)
Contracts. The Osisko Disclosure Letter includes a complete and accurate list of all Material Contracts of Osisko that are currently in force ("Osisko Material Contracts"). All Osisko Material Contracts are in full force and effect, and Osisko is entitled to all rights and benefits thereunder in accordance with the terms thereof. Osisko has made available to Virginia for inspection true and complete copies of all of the Osisko Material Contracts. All of the Osisko Material Contracts are valid and binding obligations of Osisko, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction. Osisko has complied in all material respects with all terms of the Osisko Material Contracts, have paid all amounts due thereunder of, as and when due, have not waived any rights thereunder and no material default or breach exists in respect thereof on the part of Osisko or, to the knowledge of Osisko, on the part of any other party thereto, and no event has occurred which, after the giving of notice or the lapse of time or both, would constitute such a default or breach or trigger a right of termination of any of the Osisko Material Contracts. As at the date hereof, Osisko has not received written notice that any party to an Osisko Material Contract intends to cancel, terminate or otherwise modify or not renew such Osisko Material Contract, and to the knowledge of Osisko, no such action has been threatened. Except as set out in the Osisko Disclosure Letter, Osisko is not a party to any Material Contract that (i) contains any non-competition obligation, (ii) otherwise restricts in any material way the business of Osisko, or (iii) would prohibit or restrict the ability of Osisko to complete the Arrangement.

(x)
Certain Contracts.  Except as disclosed by Osisko in the Osisko Disclosure Letter, Osisko is not a party to or bound by any non-competition agreement or any other agreement, obligation, judgment, injunction, order or decree that purports to (i) limit the manner or the localities in which all or any material portion of their business is conducted, (ii) limit any business practice of Osisko in any material respect, or (iii) restrict any acquisition or disposition of any property by Osisko in any material respect.

(y)
Related Party Transactions.  Except as contemplated hereby or as disclosed in the Osisko Disclosure Letter, there are no Contracts or other transactions currently in place between Osisko on the one hand, and: (i) to the knowledge of Osisko, any officer or director of Osisko; (ii) to the knowledge of Osisko, any holder of record or, to the knowledge of Osisko, beneficial owner of 10% or more of the Osisko Shares; and (iii) to the knowledge of Osisko, any affiliate or associate of any such, officer, director, holder of record or beneficial owner, on the other hand

(z)
Expropriation.  No part of the property or assets of Osisko have been taken, condemned or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor does Osisko know of any intent or proposal to give such notice or commence any such proceedings.

(aa)	Investment Company Status. Osisko is not, and following consummation of the Arrangement, will not be, an "investment company" within the meaning of the 1940 Act.

(bb)	Foreign Private Issuer. As of the date hereof, Osisko is a "foreign private issuer" as defined in Rule 405 under the 1933 Act.

(cc)
Business Practices. Since June 16, 2014, neither Osisko nor, to the knowledge of Osisko, any of its or their respective directors, executives, officers, representatives, agents or employees has: (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the Corruption of Foreign Public Officials Act (Canada); (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(dd)	Investment Canada Act. Osisko is Canadian-controlled for purposes of the Investment Canada Act.

(ee)
Ownership of Virginia Shares. Neither Osisko nor its "affiliates" (as such term is defined in the CBCA) beneficially owns any Virginia Shares or any securities exercisable or convertible into Virginia Shares.

(ff)
Osisko Shares.  The Osisko Shares to be issued pursuant to the Arrangement will not have been issued in violation of any pre-emptive rights or contractual rights to purchase securities, will be listed for trading on the TSX and will not be subject to any contractual or other restrictions on transferability or voting (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act).

(gg)
Certain Securities Law Matters. The Osisko Shares to be issued in connection with the transactions contemplated herein will not be subject to any statutory hold or restricted period under the securities legislation of any province or territory of Canada and, subject to restrictions contained in Section 2.6(3) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators, will be freely tradable within Canada by the holders thereof. In addition, assuming the compliance of Virginia with the terms of this Arrangement Agreement, the Osisko Shares to be issued in connection with the transactions contemplated herein shall be exempt from registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof, and the Osisko Shares to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the 1933 Act (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act).

4.02	Survival of Representations and Warranties

The representations and warranties contained in this Article 4 shall survive the execution and delivery of this Arrangement Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Arrangement Agreement is terminated in accordance with its terms.  Any investigation by Virginia and its advisors shall not mitigate, diminish or affect the representations and warranties of Osisko contained in this Arrangement Agreement.

ARTICLE 5
COVENANTS

5.01	Covenants of Virginia

Subject to the terms of this Arrangement Agreement, Virginia hereby covenants and agrees with Osisko as follows:

(a)
Interim Order.  As soon as reasonably practicable, and in any event no later than December 5, 2014, Virginia shall file, proceed with and diligently prosecute an application to the Court for the Interim Order in accordance with Section 2.02(a), and in such a manner as to preserve for Osisko the availability of the exemptions from the registration requirements provided by Section 3(a)(10) of the 1933 Act.

(b)	Virginia Meeting. Virginia shall:

(i)	forthwith carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Virginia;

(ii)
collaboratively together with Osisko, prepare and file the Joint Circular (which shall be in a form satisfactory to each of the Parties and their respective legal counsel acting reasonably), together with any other documents required by applicable Laws, in all jurisdictions where the Joint Circular is required to be filed and mail the Joint Circular, as ordered by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where the Joint Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation (as defined under applicable securities legislation and requirements) with respect thereto, other than with respect to any information relating to and provided by Osisko;

(iii)
Virginia shall: (A) take all commercially reasonable lawful action to solicit in favour of the Arrangement Resolution including, without limitation, retaining a proxy solicitation agent to solicit proxies in favour of the Arrangement Resolution; (B) recommend to all Virginia Shareholders that they vote in favour of the Arrangement Resolution, with a unanimous recommendation of the Virginia Board to vote in favour of the Arrangement Resolution; (C) not, prior to obtaining Virginia Shareholder Approval, withdraw, amend, modify or qualify, in a manner adverse to Osisko, or fail to reaffirm its recommendation of, the Arrangement within five Business Days (and in any case prior to the Virginia Meeting) after having been requested in writing by Osisko to do so, in a manner adverse to Osisko, (it being understood that the taking of a neutral position or no position with respect to an Acquisition Proposal beyond a period of five Business Days or beyond the date which is the day prior to the date proxies in respect of the Virginia Meeting must be deposited shall be considered an adverse modification) (a "Change in Virginia Recommendation") except as expressly permitted by 8.02 and Section 8.03 hereof;

(iv)
convene and conduct the Virginia Meeting in accordance with Virginia's articles, by-laws and applicable Laws as soon as reasonably practicable and in any event no later than January 30, 2014. Virginia shall use its commercially reasonable efforts to schedule the Virginia Meeting on the same day as the Osisko Meeting;

(v)	provide notice to Osisko of the Virginia Meeting and all steps in the application before the Court and allow representatives of Osisko to attend the Virginia Meeting;

(vi)	conduct the Virginia Meeting in accordance with the Interim Order, the CBCA, the articles of Virginia and applicable Laws; and

(vii)	take all such actions as may be required under the CBCA in connection with the transactions contemplated by this Arrangement Agreement and the Plan of Arrangement.

(c)
Status of Voting.  Virginia will use its reasonable best efforts to advise Osisko, at least on a daily basis on each of the ten Business Days prior to the date of the Virginia Meeting, as to the aggregate tally of the proxies received by Virginia in respect of the Arrangement Resolution.

(d)
Information for Joint Circular.  In a timely manner, Virginia shall provide to Osisko all information as may be reasonably requested by Osisko or as required by applicable Laws with respect to Virginia and its businesses and properties for inclusion in the Joint Circular or in any amendment or supplement to the Joint Circular that complies in all material respects with all applicable Laws on the date of the mailing thereof and containing all material facts relating to Virginia required to be disclosed in the Joint Circular and not containing any misrepresentation (as defined under applicable securities legislation) with respect thereto.

(e)
Adjournment.  Subject to the terms of this Arrangement Agreement, Virginia shall not adjourn, postpone or cancel the Virginia Meeting (or propose to do so), except (i) if quorum is not present at the Virginia Meeting; (ii) if required by applicable Laws or a ruling order or decree of a court having jurisdiction, Governmental Entity or other regulatory authority; or (iii) if otherwise agreed with Osisko.

(f)
Dissent Rights.  Virginia shall provide Osisko with a copy of any purported exercise of the Dissent Rights and written communications with any Virginia Shareholder purportedly exercising such Dissent Rights, and shall not settle or compromise any action brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Arrangement Agreement, including the Arrangement, without the prior consent of Osisko.

(g)
Amendments to Joint Circular.  In a timely and expeditious manner, Osisko and Virginia shall collaboratively prepare and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Joint Circular (which amendments or supplements shall be in a form acceptable to Osisko, acting reasonably) with respect to each of the Osisko Meeting and Virginia Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(h)
Final Order.  Subject to the approval of the Arrangement Resolution in accordance with the provisions of the Interim Order, Virginia shall forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in form and substance satisfactory to Osisko, acting reasonably.

(i)	Compliance with Orders. Virginia shall forthwith carry out the terms of the Interim Order and the Final Order.

(j)
Copy of Documents.  Virginia shall furnish promptly to Osisko a copy of each notice, report, schedule or other document or communication delivered, filed or received by Virginia in connection with this Arrangement Agreement, the Arrangement, the Interim Order, the Final Order, the Virginia Meeting or any other meeting at which all Virginia Shareholders are entitled to attend relating to special business, any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Arrangement Agreement.

(k)
Usual Business.  Except as contemplated herein, Virginia shall, and shall cause the Virginia Subsidiary to, conduct business only in, and not take any action except in, the ordinary course of business and consistent with past practice.

(l)
Certain Actions Prohibited.  Other than as disclosed by Virginia in the Virginia Disclosure Letter or except as contemplated herein, Virginia shall not, without the prior written consent of Osisko, which consent shall not be unreasonably withheld, conditioned or delayed, directly or indirectly do or permit to occur any of the following except where to do so would be in the ordinary course of business and consistent with past practice:

(i)
issue, sell, grant, pledge, lease or dispose of or agree to issue, sell, grant, pledge, lease or dispose of any Virginia Shares or any Virginia Options, warrants, calls, conversion privileges or rights of any kind to acquire any Virginia Shares, create any Encumbrance on the shares of the Virginia Subsidiary, or permit the Virginia Subsidiary to issue, sell, or agree to issue, sell, pledge, lease, dispose of, any shares of, or any options, warrants, calls, conversion privileges or rights of any kind to acquire any shares of the Virginia Subsidiary; other than the issue of Virginia Shares pursuant to the exercise of Virginia Options issued and outstanding on the date hereof;

(ii)
other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other Persons), sell, lease or otherwise dispose of, or permit the Virginia Subsidiary to sell, lease or otherwise dispose of, any Virginia Properties or assets having a value greater than $250,000 or enter into any agreement or commitment in respect of any of the foregoing;

(iii)
grant or enter into any agreement, written or verbal, with respect to any royalty or similar arrangement or issue any instrument having the same economic effect as a royalty on the Virginia Properties;

(iv)
abandon or fail to diligently pursue any application to renew any existing licence, permit, order, claim, authorization, consent, approval (including Environmental Approvals) or registration related to the Virginia Properties;

(v)	amend or propose to amend the articles or by-laws of Virginia or the Virginia Subsidiary as they exist at the date of this Arrangement Agreement;

(vi)	split, combine or reclassify any of the shares of Virginia or the Virginia Subsidiary;

(vii)
redeem, purchase or offer to purchase, or permit a Virginia Subsidiary to redeem, purchase or offer to purchase, any Virginia Shares, Virginia Options or obligations or rights under existing contracts, agreements and commitments;

(viii)	reorganize, amalgamate or merge Virginia or the Virginia Subsidiary;

(ix)
acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity, or permit the Virginia Subsidiary to acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity;

(x)
(A) settle, pay, discharge, satisfy, compromise, waive, assign or release, in an amount greater than $250,000, (i) any action, claim or proceeding brought by or against Virginia and/or the Virginia Subsidiary, or (ii) any action, claim or proceeding brought by or against any present, former or purported holder of its securities in connection with the transactions contemplated by this Arrangement Agreement or the Plan of Arrangement; (B) relinquish any contractual rights that are, individually or in the aggregate, in an amount in excess of $250,000; or (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(xi)
incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness for borrowed money, or permit the Virginia Subsidiary to incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness for borrowed money;

(xii)	except as required by IFRS or any applicable Law, make any changes to the existing accounting practices of Virginia;

(xiii)
approve any plan, program or budget for Virginia or amend or revise any existing plan, program or budget for Virginia including, but not limited to, the current budget, the social and permitting program or the drill program;

(xiv)	except for expenditures under Virginia's current program, incur or commit to incur any expenditure for an amount in excess of $500,000;

(xv)
enter into, or cause the Virginia Subsidiary to enter into, new commitments of a capital expenditure nature or incur any new contingent liabilities other than (A) ordinary course expenditures; (B) expenditures required by Law; and (C) expenditures made in connection with transactions contemplated in this Arrangement Agreement;

(xvi)
Virginia shall not initiate any material discussion, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Arrangement or the transactions contemplated by this Arrangement Agreement or regarding the status of the Virginia Properties or the Virginia Mineral Rights) without the prior consent of Osisko such consent not to be unreasonably withheld, and further agrees to provide Osisko with immediate notice of any material communication (whether oral or written) from a Governmental Entity, including a copy of any written communication;

(xvii)
create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors' fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities or arising in the ordinary and usual course of business;

(xviii)
adopt or amend or make any contribution to the Virginia Stock Option Plan, or any other bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with Laws or with respect to existing provisions of any such plans, programs, arrangements or agreements;

(xix)
enter into, renew, modify, or propose to modify in any respect any Material Contract with respect to the Virginia Properties to which Virginia or the Virginia Subsidiary is a party or by which either of them is bound, except insofar as may be necessary to permit or provide for the completion of the Arrangement; or

(xx)	make any material Tax election, materially change any method of Tax accounting or settle or compromise any Tax liability of Virginia or the Virginia Subsidiary.

(m)
Insurance. Virginia shall use its commercially reasonable efforts, and shall cause the Virginia Subsidiary to use their commercially reasonable efforts, to cause their respective current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(n)
Employment Arrangements.  Virginia shall not, without the prior written consent of Osisko, such consent not to be unreasonably withheld, and shall cause the Virginia Subsidiary not to, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Virginia or the Virginia Subsidiary.

(o)	Certain Actions. Virginia shall:

(i)
not take any action or permit any action to be taken or not taken by Virginia, inconsistent with the provisions of this Arrangement Agreement or which would reasonably be expected to materially impede the completion of the transactions contemplated hereby; and

(ii)
promptly notify Osisko of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or effect that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of Virginia, (B) any Governmental Entity or third Person making a material complaint, investigation or hearing (or communications indicating that the same may be contemplated) with respect to the transactions contemplated by this Arrangement Agreement, (C) any breach by Virginia of any covenant or agreement contained in this Arrangement Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Virginia contained in this Arrangement Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied.

(p)
No Compromise.  Virginia shall not, and shall cause the Virginia Subsidiary not to, settle or compromise any claim brought by any present, former or purported holder of any securities of Virginia in connection with the transactions contemplated by this Arrangement Agreement prior to the Effective Time without the prior written consent of Osisko, which consent shall not be unreasonably withheld, conditioned or delayed.

(q)
Satisfaction of Conditions. Subject to the terms of this Arrangement Agreement, Virginia shall use all commercially reasonable efforts to satisfy, or cause to be satisfied, all conditions precedent to its obligations to the extent that the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Arrangement Agreement, including using its commercially reasonable efforts to:

(i)	obtain the approval of Virginia Shareholders of the Arrangement in accordance with the provisions of the CBCA, the Interim Order and the requirements of any applicable regulatory authority;

(ii)
obtain all other consents, approvals and authorizations as are required to be obtained by Virginia or the Virginia Subsidiary under any applicable Law or from any Governmental Entity that would, if not obtained, materially impede the completion of the transactions contemplated by this Arrangement Agreement or have a Material Adverse Effect on Virginia;

(iii)
effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Arrangement Agreement;

(iv)
oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Arrangement Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the parties hereto to consummate, the transactions contemplated hereby;

(v)	fulfill all conditions and satisfy all provisions of this Arrangement Agreement and the Plan of Arrangement required to be fulfilled or satisfied by Virginia;

(vi)	obtain Competition Act Approval, if required; and

(vii)
cooperate with Osisko in connection with the performance by it of its obligations hereunder, provided however that the foregoing shall not be construed to obligate Virginia to pay or cause to be paid any monies to cause such performance to occur.

(r)
Competition Act.  Unless otherwise agreed with Osisko, Virginia shall file any required notice under Section 114 of the Competition Act as soon as reasonably practicable and in any event within fifteen Business Days from the date hereof.

(s)
U.S. Deregistration. Virginia shall promptly, and in any event, within two Business Days after the date of execution of this Arrangement Agreement, have filed a Form 15F pursuant to Rule 12(h)-6 under the 1934 Act with respect to the Virginia Shares.

(t)
Cooperation.  Virginia shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws, including any filings, reports, documents or applications as may be required to be filed by Osisko.  In addition, Virginia shall cooperate with and assist Osisko in communicating with Virginia Shareholders regarding support of the Plan of Arrangement and the entering into of Virginia Lock-up Agreements.

(u)
Access and Confirmatory Review.  Virginia shall, and shall cause the Virginia Subsidiary to, afford officers, employees, counsel, accountants and other authorized representatives and advisors of Osisko reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time or the termination of this Arrangement Agreement, to the properties, books, contracts and records (including all technical and operational data including, without limitation, drilling results) as well as to the senior management personnel (and such other personnel as Virginia authorizes on request, such authorization not to be unreasonably withheld or delayed) of Virginia and the Virginia Subsidiary, and, during such period, Virginia shall, and shall cause the Virginia Subsidiary to, furnish promptly to Osisko all information concerning the business, properties and personnel of Virginia and the Virginia Subsidiary as Osisko may reasonably request. Subject to applicable Laws, Virginia shall continue to make available and cause to be made available to Osisko and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable Osisko to effect a thorough examination of Virginia and the Virginia Subsidiary and the business, properties and financial status thereof, including the provision of unaudited monthly consolidated financial statements of Virginia, as available together with the consolidation therefor, and shall cooperate with Osisko in securing access for Osisko to any documents, agreements, corporate records or minute books not in the possession or under the control of Virginia.

(v)
Closing Documents.  Virginia shall execute and deliver, or cause to be executed and delivered, at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by Osisko, all in form satisfactory to Osisko, acting reasonably.

(w)
Virginia Rights Plan. Virginia shall continue to take all actions that may be required and necessary to render the rights issued pursuant to the Virginia Rights Plan inapplicable to the transactions which are the subject of this Arrangement Agreement.

(x)	Lock-Up Agreements. Virginia shall use its commercially reasonable efforts to have the Virginia Locked-Up Shareholders enter into Virginia Lock-Up Agreements.

(y)
Flow-Through Share Renunciation.  Prior to the Effective Date, Virginia shall renounce, pursuant to subsection 66(12.6) or subsection 66(12.66) of the Tax Act, any qualifying expenditures which it has incurred prior to the Effective Date and which it is entitled or required to renounce pursuant to any agreement entered into by it with respect to the issuance by it of Flow-Through Shares.

5.02	Covenants of Osisko

Osisko hereby covenants and agrees with Virginia as follows:

(a)
Proceedings.  In a timely and expeditious manner, Osisko shall take all such actions and do all such acts and things as are specified in the Interim Order, the Plan of Arrangement (including issuing the Osisko Shares contemplated pursuant to Section 3.2(a) of the Plan of Arrangement) and the Final Order to be taken or done by Osisko.

(b)	Osisko Meeting. Osisko shall:

(i)
collaboratively together with Virginia, prepare and file the Joint Circular (which shall be in a form satisfactory to each of the Parties and their respective legal counsel acting reasonably), together with any other documents required by applicable Laws, in all jurisdictions where the Joint Circular is required to be filed and mail the Joint Circular, as ordered by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where the Joint Circular is required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof and in the form and containing the information required by all applicable Laws, including all applicable corporate and securities legislation and requirements, and not containing any misrepresentation (as defined under applicable securities legislation and requirements) with respect thereto, other than with respect to any information relating to and provided by Virginia;

(ii)
Osisko shall: (A) take all commercially reasonable lawful action to solicit in favour of the Share Issuance Resolution; (B) recommend to all Osisko Shareholders that they vote in favour of the Share Issuance Resolution, with a unanimous recommendation of the Osisko Board to vote in favour of the Share Issuance Resolution; (C) not, prior to obtaining Osisko Shareholder Approval, withdraw, amend, modify or qualify, in a manner adverse to Virginia, or fail to reaffirm its recommendation of, the Share Issuance Resolution within five Business Days (and in any case prior to the Osisko Meeting) after having been requested in writing by Virginia to do so, in a manner adverse to Virginia, (it being understood that the taking of a neutral position or no position with respect to the approval or recommendation of the Osisko Board of the transactions contemplated herein after an Acquisition Proposal has been publicly announced beyond a period of five Business Days or beyond the date which is the day prior to the date proxies in respect of the Osisko Meeting must be deposited shall be considered an adverse modification) (a "Change in Osisko Recommendation") except as expressly permitted by Section 8.02 and Section 8.03 hereof;

(iii)
convene and conduct the Osisko Meeting in accordance with Osisko's articles, by-laws and applicable Laws as soon as reasonably practicable and in any event no later than January 30, 2014. Osisko shall use its commercially reasonable efforts to schedule the Osisko Meeting on the same day as the Virginia Meeting;

(iv)	provide notice to Virginia of the Osisko Meeting and allow representatives of Virginia to attend the Osisko Meeting;

(v)	conduct the Osisko Meeting in accordance with the Interim Order, the QBCA, the articles of Osisko and applicable Laws; and

(vi)	take all such actions as may be required under the CBCA in connection with the transactions contemplated by this Arrangement Agreement and the Plan of Arrangement.

(c)
Status of Voting.  Osisko will use its reasonable best efforts to advise Virginia, at least on a daily basis on each of the ten Business Days prior to the date of the Osisko Meeting, as to the aggregate tally of the proxies received by Osisko in respect of the Share Issuance Resolution.

(d)
Information for Joint Circular.  In a timely manner, Osisko shall provide to Virginia all information as may be reasonably requested by Virginia or as required by the Interim Order or applicable Laws with respect to Osisko and its businesses and properties for inclusion in the Joint Circular or in any amendment or supplement to the Joint Circular that complies in all material respects with all applicable Laws on the date of the mailing thereof and containing all material facts relating to Osisko required to be disclosed in the Joint Circular and not containing any misrepresentation (as defined under applicable securities legislation) with respect thereto.

(e)
Amendments to Joint Circular.  In a timely manner, Osisko and Virginia shall collaboratively prepare and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Joint Circular (which amendments or supplements shall be in a form acceptable to Osisko, acting reasonably) with respect to each of the Osisko Meeting and Virginia Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, in and to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(f)
Certain Actions Prohibited.  Other than as disclosed by Osisko in the Osisko Disclosure Letter or except as contemplated herein, neither Osisko nor any Osisko Subsidiary shall, without the prior written consent of Virginia, which consent shall not be unreasonably withheld, conditioned or delayed, directly or indirectly do or permit to occur any of the following except where to do so would be in the ordinary course of business and consistent with past practice:

(i)
issue, sell, grant, pledge, lease or dispose of or agree to issue, sell, grant, pledge, lease or dispose of any Osisko Shares or any Osisko Options, warrants, calls, conversion privileges or rights of any kind to acquire any Osisko Shares; other than the issue of Osisko Shares pursuant to the exercise of Osisko Options issued and outstanding on the date hereof;

(ii)
other than pursuant to obligations or rights under existing contracts, agreements and commitments (to the extent such rights have been exercised or initiated by other Persons), sell, lease or otherwise dispose of, any assets having a value greater than $250,000 or enter into any agreement or commitment in respect of any of the foregoing;

(iii)	amend or propose to amend the articles or by-laws of Osisko as they exist at the date of this Arrangement Agreement;

(iv)	split, combine or reclassify any of the shares of Osisko;

(v)	redeem, purchase or offer to purchase, any Osisko Shares, Osisko Options or obligations or rights under existing contracts, agreements and commitments;

(vi)	reorganize, amalgamate or merge Osisko;

(vii)	acquire or agree to acquire any corporation or other entity (or material interest therein) or division of any corporation or other entity having a value greater than ;

(viii)
(A) settle, pay, discharge, satisfy, compromise, waive, assign or release, in an amount greater than $250,000, (i) any action, claim or proceeding brought by or against Osisko, or (ii) any action, claim or proceeding brought by or against any present, former or purported holder of its securities in connection with the transactions contemplated by this Arrangement Agreement or the Plan of Arrangement; (B) relinquish any contractual rights that are, individually or in the aggregate, in an amount in excess of $250,000; or (C) enter into any interest rate, currency or commodity swaps, hedges, caps, collars, forward sales or other similar financial instruments other than in the ordinary and regular course of business and not for speculative purposes;

(ix)	incur, authorize, agree or otherwise become committed to provide guarantees for borrowed money or incur, authorize, agree or otherwise become committed for any indebtedness for borrowed money;

(x)	except as required by IFRS or any applicable Law, make any changes to the existing accounting practices of Osisko or make any material tax election inconsistent with past practice;

(xi)
approve any plan, program or budget for Osisko or amend or revise any existing plan, program or budget for Osisko including, but not limited to, the current budget, the social and permitting program or the drill program;

(xii)	except for expenditures under Osisko's current program, incur or commit to incur any expenditure for an amount in excess of $500,000;

(xiii)
enter into new commitments of a capital expenditure nature or incur any new contingent liabilities other than (A) ordinary course expenditures; (B) expenditures required by Law; and (C) expenditures made in connection with transactions contemplated in this Arrangement Agreement;

(xiv)
Osisko shall not initiate any material discussion, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Arrangement or the transactions contemplated by this Arrangement Agreement) without the prior consent of Virginia such consent not to be unreasonably withheld, and further agrees to provide Virginia with immediate notice of any material communication (whether oral or written) from a Governmental Entity, including a copy of any written communication;

(xv)
create any new obligations or liabilities or modify or in any manner amend any existing obligations and liabilities to pay any amount, including loan amounts, to its or their officers, directors, employees and consultants, other than for salary, bonuses under its or their existing bonus arrangements and directors' fees in the ordinary course, in each case in amounts consistent with historic practices and obligations or liabilities or arising in the ordinary and usual course of business;

(xvi)
adopt or amend or make any contribution to the Osisko Stock Option Plan, or any other bonus, profit sharing, option, deferred compensation, insurance, incentive compensation, other compensation or other similar plan, agreement, trust, fund or arrangements for the benefit of employees, except as is necessary to comply with Laws or with respect to existing provisions of any such plans, programs, arrangements or agreements; or

(xvii)	make any material Tax election, materially change any method of Tax accounting or settle or compromise any Tax liability of Osisko.

(g)
Insurance.  Osisko shall use its commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of internationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect.

(h)
Copy of Documents. Osisko shall furnish promptly to Virginia a copy of any filing under any applicable Laws and any dealings or communications with any Governmental Entity, Securities Authority or stock exchange in connection with, or in any way affecting, the transactions contemplated by this Arrangement Agreement.

(i)	Usual Business. Except as contemplated herein, Osisko shall conduct business only in, and not take any action except in, the ordinary course of business and consistent with past practice.

(j)	Certain Actions.

Osisko shall:

(i)
not take any action, or permit any action to be taken or not taken, inconsistent with the provisions of this Arrangement Agreement or that would reasonably be expected to materially impede the completion of the transactions contemplated hereby.

(ii)
promptly notify Virginia of (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or effect that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of the business or in the conduct of the business of Virginia, (B) any Governmental Entity or third Person making a material complaint, investigation or hearing (or communications indicating that the same may be contemplated) with respect to the transactions contemplated by this Arrangement Agreement, (C) any breach by Osisko of any covenant or agreement contained in this Arrangement Agreement, and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Osisko contained in this Arrangement Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied.

(k)
Satisfaction of Conditions.  Osisko shall satisfy, or cause to be satisfied, all of the conditions precedent to its obligations to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the transactions contemplated by this Arrangement Agreement, including using its commercially reasonable efforts to:

(i)
obtain all consents, approvals, authorizations as are required to be obtained by Osisko under any applicable Law or from any Governmental Entity that would, if not obtained, materially impede the completion of the transactions contemplated hereby or have a Material Adverse Effect on Osisko;

(ii)
as soon as reasonably practicable, and in any event within fifteen Business Days from the date hereof, file a request for an Advance Ruling Certificate under the Competition Act, if a notice under section 114 of the Competition Act is required; and, unless otherwise agreed with Virginia, file any such required notice under section 114 of the Competition Act, as soon as reasonably practicable, and in any event within fifteen Business Days from the date hereof;

(iii)
effect all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by it in connection with the transactions contemplated by this Arrangement Agreement and participate, and appear in any proceedings of, any Party before any Governmental Entity in connection with the transactions contemplated by this Arrangement Agreement;

(iv)
oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting this Arrangement Agreement, the transactions contemplated hereby or seeking to stop, or otherwise adversely affecting the ability of the Parties to consummate, the transactions contemplated hereby, including by entering into a consent agreement if necessary;

(v)	fulfill all conditions and satisfy all provisions of this Arrangement Agreement and the Plan of Arrangement required to be fulfilled or satisfied by it; and

(vi)	cooperate with Virginia in connection with the performance by Virginia of its obligations hereunder.

(l)
Cooperation.  Osisko shall make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the transactions contemplated hereby and take all reasonable action necessary to be in compliance with such Laws, including any filings, reports, documents or applications as may be required to be filed by Virginia. In addition, Osisko shall cooperate with and assist Virginia in communicating with Osisko Shareholders regarding support of the Share Issuance Resolution, and the entering into of Osisko Lock-up Agreements.

(m)
Access and Confirmatory Review. Osisko shall afford officers, employees, counsel, accountants and other authorized representatives and advisors of Virginia reasonable access, during normal business hours from the date hereof until the earlier of the Effective Time or the termination of this Arrangement Agreement, to the properties, books, contracts and records (including all technical and operational data including, without limitation, drilling results) as well as to the senior management personnel (and such other personnel as Osisko authorizes on request, such authorization not to be unreasonably withheld or delayed) of Osisko and, during such period, Osisko shall furnish promptly to Virginia all information concerning the business, properties and personnel of Virginia as Virginia may reasonably request. Subject to applicable Laws, Osisko shall continue to make available and cause to be made available to Virginia and the agents and advisors thereto all documents, agreements, corporate records and minute books as may be necessary to enable Virginia to effect a thorough examination of Osisko and the business, properties and financial status thereof, including the provision of unaudited monthly consolidated financial statements of Osisko, as available together with the consolidation therefor, and shall cooperate with Virginia in securing access for Virginia to any documents, agreements, corporate records or minute books not in the possession or under the control of Osisko.

(n)
Stock Exchange Listing.  Prior to the Effective Time, Osisko shall prepare and file with the TSX, all necessary applications or other documents and pay all fees required in order to obtain the conditional listing approval of the TSX in respect of the Osisko Shares to be issued pursuant to this Arrangement Agreement.

(o)
Closing Documents. Osisko shall execute and deliver, or cause to be executed and delivered at the closing of the transactions contemplated hereby such customary agreements, certificates, resolutions, opinions and other closing documents as may be required by Virginia, all in form satisfactory to Virginia, acting reasonably.

(p)	Lock-Up Agreements. Osisko shall use its commercially reasonable efforts to have the Osisko Locked-Up Shareholders enter into Osisko Lock-Up Agreements.

(q)	Osisko Guarantee. Osisko hereby unconditionally and irrevocably guarantees the due and punctual performance of SubCo of each and every obligation of SubCo in respect of the Arrangement.

5.03	Mutual Covenants

In addition to the obligation of Osisko to file an Advance Ruling Certificate under Section 5.02 if a notice under section 114 of the Competition Act is required and the obligations of Virginia and Osisko to file any required pre-notification filings under Section 5.01 and Section 5.02, Virginia and Osisko shall as soon as reasonably practicable, file comparable merger notification forms required by the merger notification or control Laws of any other applicable jurisdiction, which Virginia and Osisko reasonably determine to be necessary. Virginia and Osisko each shall promptly: (a) supply the other with any information which may be required in order to effectuate such filings; and (b) supply any additional information which reasonably may be required by applicable merger control authorities of any jurisdiction.

ARTICLE 6
CONDITIONS

6.01	Mutual Conditions

The respective obligations of Virginia and Osisko to complete the transactions contemplated herein are subject to the fulfillment of the following conditions at or before the Effective Time or such other time as is specified below:

(a)
the Interim Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(b)	the Virginia Shareholder Approval shall have been obtained at the Virginia Meeting by the Virginia Shareholders in accordance with the provisions of the CBCA and the Interim Order;

(c)	the Osisko Shareholder Approval shall have been obtained at the Osisko Meeting by the Osisko Shareholders in accordance with the provisions of the QBCA;

(d)
the Final Order shall have been obtained in form and substance satisfactory to each of the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(e)
there shall not be in force any Law, or final, binding, non-appealable ruling, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity or other regulatory authority, that is final, binding or non-appealable that makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the consummation of the Arrangement in accordance with the terms hereof;

(f)	Competition Act Approval shall have been obtained if required;

(g)
the distribution of the Arrangement Consideration pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian securities laws and shall not be subject to resale restrictions under applicable Canadian securities laws (other than as applicable to control persons or pursuant to Section 2.6 of National Instrument 45-102 – Resale of Securities);

(h)
(i) the TSX shall have conditionally approved the listing thereon, subject to official notice of issuance, of the Osisko Shares to be issued pursuant to the Arrangement as of the Effective Date, or as soon as possible thereafter, and (ii) the TSX shall have, if required, accepted notice for filing of all transactions of Virginia contemplated herein or necessary to complete the Arrangement, subject only to compliance with the usual requirements of the TSX;

(i)
(i) all consents, waivers, permits, exemptions, orders and approvals of, and any registrations and filings with, any Governmental Entity and the expiry of any waiting periods, in connection with, or required to permit, the completion of the Arrangement; and (ii) all third Person and other consents, waivers, permits, exemptions, orders, approvals, agreements and amendments and modifications to agreements, indentures or arrangements (other than as contemplated in the Virginia Disclosure Letter or the Osisko Disclosure Letter), in each case, the failure of which to obtain or the non-expiry of which would, or could reasonably be expected to have, a Material Adverse Effect on Virginia or Osisko or materially impede the completion of the Arrangement, shall have been obtained or received;

(j)
Osisko Shares to be issued in the United States pursuant to the Arrangement shall be exempt from registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof and Osisko Shares to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the 1933 Act (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act); and

(k)	this Arrangement Agreement shall not have been terminated pursuant to Article 8 hereof.

The foregoing conditions are for the mutual benefit of the Parties and may be waived by mutual consent of Virginia and Osisko in writing at any time. If any of such conditions shall not be complied with or waived as aforesaid on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 6.04 hereof, any Party may terminate this Arrangement Agreement by written notice to the others of them in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Arrangement Agreement by such rescinding Party.

6.02	Virginia Conditions

The obligation of Virginia to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below (each of which is for the exclusive benefit of Virginia and may be waived by Virginia):

(a)
the representations and warranties made by Osisko in this Arrangement Agreement that are qualified by materiality or the expression "Material Adverse Change" or "Material Adverse Effect" shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Osisko in this Arrangement Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either individually or in the aggregate, have a Material Adverse Effect on Osisko, and Osisko shall have provided to Virginia a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date. No representation or warranty made by Osisko hereunder shall be deemed not to be true and correct if the facts or circumstances which make such representation or warranty untrue or incorrect are disclosed or referred to in the Osisko Disclosure Letter, or provided for or stated to be exceptions under this Arrangement Agreement;

(b)	from the date of this Arrangement Agreement to the Effective Date, there shall not have occurred, Osisko shall not have incurred or suffered, any one or more changes, effects,

events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on Osisko;

(c)
Osisko shall have complied in all material respects with its covenants herein and Osisko shall have provided to Virginia a certificate of the Chief Executive Officer and Chief Financial Officer thereof, certifying that, as of the Effective Date, it has so complied with its covenants herein;

(d)
Virginia shall have received the Osisko Lock-Up Agreements and such agreements shall not have been terminated or otherwise breached in any material manner by any of the Osisko Locked-Up Shareholders, such that as a result of such breach or termination the Share Issuance Resolution is not passed at the Osisko Meeting;

(e)	the directors of Osisko shall have adopted all necessary resolutions and all other necessary corporate actions shall have been taken by Osisko to permit the consummation of the Arrangement; and

(f)	the directors of Osisko shall not have effected a Change in Osisko Recommendation.

The foregoing conditions are for the benefit of Virginia and may be waived, in whole or in part, by Virginia in writing at any time. If any of such conditions shall not be complied with or waived by Virginia on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 6.04 hereof, Virginia may terminate this Arrangement Agreement by written notice to Osisko in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Arrangement Agreement by Virginia.

6.03	Osisko Conditions

The obligation of Osisko to complete the transactions contemplated herein is subject to the fulfillment of the following additional conditions at or before the Effective Date or such other time as is specified below (each of which is for the exclusive benefit of Osisko and may be waived by Osisko):

(a)
the representations and warranties made by Virginia in this Arrangement Agreement that are qualified by materiality or the expression "Material Adverse Change" or "Material Adverse Effect" shall be true and correct in all respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), and all other representations and warranties made by Virginia in this Arrangement Agreement shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent that such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct as of such earlier date), in either case, except where any failures or breaches of representations and warranties would not either, individually or in the aggregate, have a Material Adverse Effect on Virginia, and Virginia shall have provided to Osisko a certificate of two officers thereof certifying such accuracy or lack of Material Adverse Effect on the Effective Date. No representation or warranty made by Virginia hereunder shall be deemed not to be true and correct if the facts or circumstances that make such representation or warranty untrue or incorrect are disclosed or referred to in the Virginia Disclosure Letter, or provided for or stated to be exceptions under this Arrangement Agreement;

(b)
from the date of this Arrangement Agreement to the Effective Date, there shall not have occurred, and none of Virginia or the Virginia Subsidiary shall have incurred or suffered, any one or more changes, effects, events, occurrences or states of facts that, either individually or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect on Virginia;

(c)
Virginia shall have complied in all material respects with its covenants herein and Virginia shall have provided to Osisko a certificate of the Chief Executive Officer and the Chief Financial Officer thereof certifying that, as of the Effective Date, Virginia has so complied with its covenants herein;

(d)
Virginia shall have provided Osisko with a favourable title opinion, in form and substance satisfactory to Osisko, acting reasonably, with respect to the properties held by the Virginia Subsidiary, dated the Effective Date;

(e)
Virginia shall have filed a Form 15F pursuant to Rule 12h-6 under the 1934 Act, registration of the Virginia Shares under section 12(g) of the 1934 Act shall have terminated and Virginia's duty to file reports under section 13(a) or section 15(d) of the 1934 Act shall have terminated;

(f)
Osisko shall have received the Virginia Lock-Up Agreements and such agreements shall not have been terminated or otherwise breached in any material manner by any of the Virginia Locked-Up Shareholders, such that as a result of such breach or termination the Arrangement Resolution is not passed at the Virginia Meeting;

(g)
Virginia Shareholders holding no more than 7% of the outstanding Virginia Shares shall have exercised their Dissent Rights (and not withdrawn such exercise) and Osisko shall have received a certificate, dated the day immediately preceding the Effective Date, of the Chief Executive Officer and the Chief Financial Officer of Virginia to such effect;

(h)	the directors of Virginia shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Virginia to permit the consummation of the Arrangement; and

(i)	the directors of Virginia shall not have effected a Change in Virginia Recommendation.

The foregoing conditions are for the benefit of Osisko and may be waived, in whole or in part, by Osisko in writing at any time. If any of such conditions shall not be complied with or waived by Osisko on or before the Completion Deadline or, if earlier, the date required for the performance thereof, then, subject to Section 6.04 hereof, Osisko may terminate this Arrangement Agreement by written notice to Virginia in circumstances where the failure to satisfy any such condition is not the result, directly or indirectly, of a breach of this Arrangement Agreement by Osisko.

6.04	Notice and Cure Provisions

(a)
Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Arrangement Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of any Principal Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

(b)
Osisko may not exercise its rights to terminate this Arrangement Agreement pursuant to Section 8.02(a)(iii)D and Virginia may not exercise its right to terminate this Arrangement Agreement pursuant to Section 8.02(a)(iv)D unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured, no Party may terminate this Arrangement Agreement until the expiration of a period of fifteen Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered prior to the making of the application for the Final Order, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein without a Material Adverse Effect, this Arrangement Agreement may not be terminated as a result of the cured breach.

6.05	Merger of Conditions

The conditions set out in Section 6.01, Section 6.02 or Section 6.03 hereof shall be conclusively deemed to have been satisfied, fulfilled or waived as of the Effective Time.

ARTICLE 7
NON-SOLICITATION, RIGHT TO MATCH, TERMINATION FEES AND EXPENSES

7.01	Non-Solicitation

(a)
Neither Principal Party nor any of its subsidiaries shall, directly or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of such Principal Party or any of its subsidiaries (collectively, the "Representatives"): (i) solicit, assist, initiate, facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal; (ii) participate in any discussions or negotiations with any Person (other than Osisko or any of its affiliates, in the case of Virginia, or Virginia and its affiliates, in the case of Osisko) regarding an Acquisition Proposal, provided, however, that a Principal Party may communicate with any Person making an Acquisition Proposal for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is likely to lead to a Superior Proposal or advising such Person that the Acquisition Proposal could not reasonably be expected to result in a Superior Proposal; (iii) approve, accept, endorse or recommend, or propose publicly to accept, approve, endorse or recommend, any Acquisition Proposal, (iv) accept or enter into or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, understanding, undertaking or arrangement or other contract in respect of an Acquisition Proposal or (v) make a Change in Recommendation.

(b)
Each Principal Party shall, and shall cause its subsidiaries and Representatives to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by it, its subsidiaries or any Representatives with respect to any Acquisition Proposal, and, in connection therewith, each Principal Party will discontinue access to any of its confidential information (and not establish or allow access to any of its confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, to the extent that it is entitled to do so (and exercise all rights it has to require) the return or destruction of all confidential information regarding such Principal Party and its subsidiaries previously provided to any such Person or any other Person and will request (and exercise all rights it has to require) the destruction of all material including or incorporating or otherwise reflecting any material confidential information regarding such Principal Party and its subsidiaries. Each Principal Party agrees that, except as permitted in Section 7.01(c) neither it nor any of its subsidiaries, shall terminate, waive, amend or modify any provision of any existing confidentiality agreement relating to an Acquisition Proposal or any standstill agreement to which it or any of its subsidiaries is a party (it being acknowledged and agreed that the automatic termination of any standstill provisions of any such agreement as the result of the entering into and announcement of this Arrangement Agreement, pursuant to the express terms of any such agreement, shall not be a violation of this Section 7.01(b)) and each Principal Party undertakes to enforce all standstill, non-disclosure, non-disturbance, non-solicitation and similar covenants that it or any of its subsidiaries have entered into prior to the date hereof.

(c)
Notwithstanding Sections 7.01(a) and 7.01(b) and any other provision of this Arrangement Agreement or of any other agreement between Osisko and Virginia, if at any time following the date of this Arrangement Agreement and prior to obtaining the Virginia Shareholder Approval of the Arrangement Resolution at the Virginia Meeting in the case of Virginia, or obtaining the Osisko Shareholder Approval at the Osisko Meeting, in the case of Osisko, a Principal Party receives a bona fide, written Acquisition Proposal that did not result from a breach of Section 7.01 or an Acquisition Proposal is made to such Principal Party's shareholders that its Board of Directors determines in good faith, after consultation with such Principal Party's financial advisors and outside counsel, constitutes or, if consummated in accordance with its terms (disregarding, for the purposes of any such determination, any term of such Acquisition Proposal that provides for a due diligence investigation), could reasonably be expected to be a Superior Proposal, then such Principal Party may, in response to a request made by the party making such Acquisition Proposal and provided it is in compliance with Sections 7.01(b) and 7.01(d):

(i)	furnish information with respect to such Principal Party and its subsidiaries to the Person making such Acquisition Proposal;

(ii)	enter into, participate, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal; and/or

(iii)	waive any standstill provision or agreement that would otherwise prohibit such Person from making such Acquisition Proposal;

provided that such Principal Party shall not, and shall not allow its Representatives to, disclose any non-public information to such Person: (i) if such non public information has not been previously provided to, or is not concurrently provided to the other Principal Party; and (ii) without entering into a confidentiality agreement with terms typical of confidentiality agreements entered into in transactions similar to the Arrangement, and which includes a standstill provision that restricts such Person from acquiring, or publicly announcing an intention to acquire, any securities or assets of such Principal Party (other than pursuant to a Superior Proposal) for a period of not less than 12 months from the date of such agreement.

(d)
In the event a Principal Party receives an Acquisition Proposal it shall promptly notify the other Principal Party, at first orally and then in writing within 24 hours of receipt of the Acquisition Proposal, of the material terms and conditions thereof, and the identity of the Person or Persons making the Acquisition Proposal, and shall provide the other Principal Party with a copy of any such proposal, inquiry, offer or request, a copy of any agreement entered into in accordance with Section 7.01(c) hereof and a copy of any other agreements which relate to the Acquisition Proposal to which it has access, or any amendment to any of the foregoing. The Principal Party that is the subject of the Acquisition Proposal shall thereafter also provide such other details of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, as the other Principal Party may reasonably request and shall keep the other Principal Party fully informed as to the status, including any changes to the material terms, of such proposal, inquiry, offer or request, or any amendment to any of the foregoing, and shall respond promptly to all inquiries from the other Principal Party with respect thereto.

(e)
Subject to Section 7.02, at any time following the date of this Arrangement Agreement and prior to obtaining Virginia Shareholder Approval, in the case of Virginia, or receiving the Osisko Shareholder Approval, in the case of Osisko, if a Principal Party receives an Acquisition Proposal that did not result from a breach of this Section 7.01 and which its Board of Directors concludes in good faith constitutes a Superior Proposal, it may, subject to compliance with the procedures set forth in Sections 7.03 and 8.02, terminate this Arrangement Agreement to enter into a definitive agreement with respect to such Superior Proposal.

(f)
Nothing contained in this Arrangement Agreement shall prohibit the Board of Directors of a Principal Party from taking any action or making a Change in Recommendation or from making any disclosure to any of its securityholders prior to the Effective Time including, for greater certainty, disclosure of a Change in Recommendation in respect of an Acquisition Proposal, if, in the good faith judgment of its Board of Directors, after consultation with outside legal counsel, failure to take such action or make such disclosure would be inconsistent with such Board of Director's exercise of its fiduciary duties or such action or disclosure is otherwise required under applicable Law (including by responding to an Acquisition Proposal under a directors' circular or otherwise as required under Securities Laws); provided that, for greater certainty, in the event of a Change in Recommendation and a termination by the other Principal Party of this Arrangement Agreement pursuant to Section 8.02(a)(iii)A, or Section 8.02(a)(iv)A, as the case may be, such Principal Party shall pay the Termination Fee and Termination Expense Fee as required by Section 7.03. In addition, subject to the provisions of this

Section 7.01 and Section 7.02, nothing contained in this Arrangement Agreement shall prevent a Principal Party or its Board of Directors from calling and holding a meeting of its shareholders, or any of them, requisitioned by such shareholders, or any of them, in accordance with the CBCA or QBCA, as the case may be, or ordered to be held by a court or Governmental Entity of competent jurisdiction in accordance with applicable Laws.

7.02	Right to Match

(a)
Each Principal Party covenants that it will not accept, approve, endorse, recommend or enter into any agreement, understanding or arrangement in respect of a Superior Proposal (other than a confidentiality and standstill agreement permitted by Section 7.01(c)) unless:

(i)
such Principal Party (the "Terminating Party") has complied with its obligations under Section 7.01 and has provided the other Principal Party (the "Matching Party") with a copy of the Superior Proposal and all related documentation described in Section 7.01(d); and

(ii)
a period (the "Response Period") of seven Business Days has elapsed from the date that is the later of: (x) the date on which the Matching Party receives written notice from the Board of Directors of the Terminating Party that it has determined, subject only to compliance with this Section 7.02, to accept, approve, endorse, recommend or enter into a binding agreement to proceed with such Superior Proposal; and (y) the date the Matching Party receives a copy of the Superior Proposal and all related documents described in Section 7.01(d).

(b)
During the Response Period, the Matching Party will have the right, but not the obligation, to offer to amend this Arrangement Agreement and the Plan of Arrangement, including modification of the Arrangement Consideration. The Board of Directors of the Terminating Party shall review any such offer by the Matching Party to amend this Arrangement Agreement and the Plan of Arrangement to determine whether the Acquisition Proposal to which the Matching Party is responding would continue to be a Superior Proposal when assessed against the Arrangement as it is proposed in writing by the Matching Party to be amended. If the Board of Directors of the Terminating Party determines that the Acquisition Proposal no longer constitutes a Superior Proposal, when assessed against this Arrangement Agreement and the Plan of Arrangement as they are proposed to be amended by the Matching Party, the Board of Directors of the Terminating Party will cause it to enter into an amendment to this Arrangement Agreement with the Matching Party incorporating the amendments to the Agreement and Plan of Arrangement as set out in the written offer to amend, and will promptly reaffirm its recommendation of the Arrangement by the prompt issuance of a press release to that effect. If the Board of Directors of the Terminating Party determines that the Acquisition Proposal continues to be a Superior Proposal, the Terminating Party may recommend that holders of its securities accept such Superior Proposal provided that before doing so the Terminating Party terminates this Arrangement Agreement and pays, or causes to be paid, the Termination Fee and Termination Expense Fee pursuant to Section 8.02(a)(iii)B or Section 8.02(a)(iv)B, as the case may be, in order to accept or enter into an agreement, understanding or arrangement to proceed with the Superior Proposal.

(c)
Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the holders of the Terminating Party's securities shall constitute a new Acquisition Proposal for the purposes of this Section 7.02 and the Matching Party shall be afforded a new Response Period and the rights afforded in Section 7.02(b) in respect of each such Acquisition Proposal.

7.03	Expenses and Termination Fees

(a)
Except as otherwise provided herein, all fees, costs and expenses incurred in connection with this Arrangement Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses. Osisko and Virginia shall each be responsible for paying one-half of the filing fee, along with applicable taxes, in connection with the Advance Ruling Certificate request that Osisko shall submit in respect of the transactions contemplated by this Arrangement Agreement in accordance with Section 5.02 hereof if a notice under section 114 of the Competition Act is required.

(b)	If a Virginia Termination Fee Event occurs, Virginia shall pay, or cause to be paid, to Osisko (by wire transfer of immediately available funds) the Termination Fee and the Termination Expense Fee.

(c)	If a Osisko Termination Fee Event occurs, Osisko shall pay, or cause to be paid, to Virginia (by wire transfer of immediately available funds) the Termination Fee and the Termination Expense Fee.

(d)
For the purposes of this Arrangement Agreement, "Termination Fee" means $26,000,000 in the case of either a Virginia Termination Fee Event or an Osisko Termination Fee Event and "Termination Expense Fee" means $3,000,000 in the case of either a Virginia Termination Fee Event or an Osisko Termination Fee Event.

(e)	For the purposes of this Arrangement Agreement, "Virginia Termination Fee Event" means the termination of this Arrangement Agreement:

(i)
by Osisko pursuant to Section 8.02(a)(iii)A, except where the Virginia Change in Recommendation which has led to the termination pursuant to Section 8.02(a)(iii)A was made solely because the Virginia Board, acting in good faith, determined that a change, effect, event or occurrence had taken place that constituted a Material Adverse Effect on Osisko and that, as a consequence, it would be inconsistent with the Virginia Board's fiduciary obligations to continue to recommend that Virginia Shareholders vote in favour of the Arrangement;

(ii)	by Osisko pursuant to Section 8.02(a)(iii)E;

(iii)	by Osisko pursuant to Section 8.02(a)(iii)G;

(iv)	by Virginia pursuant to Section 8.02(a)(iv)B; or

(v)
by Osisko pursuant to Section 8.02(a)(ii)A or by either Party pursuant to 8.02(a)(ii)C if, in either case, prior to the earlier of the termination of this Arrangement Agreement or the holding of the Virginia Meeting, a bona fide Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to Virginia shall have been made to Virginia or publicly announced by any Person (other than Osisko or any of its affiliates) and not withdrawn prior to the Virginia Meeting and within six months following the date of such termination:

A.	the announced Acquisition Proposal is consummated by Virginia; or

B.
Virginia and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Virginia Board approves or recommends, the announced Acquisition Proposal which is subsequently consummated at any time thereafter;

provided that, for the purposes of this Section 7.03(e)(v) all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%".

(f)	For the purposes of this Arrangement Agreement, "Osisko Termination Fee Event" means the termination of this Arrangement Agreement:

(i)
by Virginia pursuant to Section 8.02(a)(iv)A, except where the Osisko Change in Recommendation which has led to the termination pursuant to Section 8.02(a)(iv)A was made solely because the Osisko Board, acting in good faith, determined that a change, effect, event or occurrence had taken place that constituted a Material Adverse Effect on Virginia and that, as a consequence, it would be inconsistent with the Osisko Board's fiduciary obligations to continue to recommend that Osisko Shareholders vote in favour of the Share Issuance Resolution;

(ii)	by Virginia pursuant to Section 8.02(a)(iv)E;

(iii)	by Virginia pursuant to Section 8.02(a)(iv)G;

(iv)	by Osisko pursuant to Section 8.02(a)(iii)B; or

(v)
by Virginia pursuant to Section 8.02(a)(ii)A or by either Party pursuant to Section 8.02(a)(ii)D, if, in either case, prior to the earlier of the termination of this Arrangement Agreement or the holding of the Osisko Meeting, a bona fide Acquisition Proposal, or the intention to make an Acquisition Proposal, with respect to Osisko shall have been made to Osisko or publicly announced by any Person (other than Virginia or any of its affiliates) and not withdrawn prior to the Osisko Meeting and within six months following the date of such termination:

A.	the announced Acquisition Proposal is consummated by Osisko; or

B.
Osisko and/or one or more of its subsidiaries enters into a definitive agreement in respect of, or the Osisko Board approves or recommends, the announced Acquisition Proposal which is subsequently consummated at any time thereafter;

provided that, for the purposes of this Section 7.03(f)(v) all references to "20%" in the definition of "Acquisition Proposal" shall be deemed to be references to "50%".

(g)
If a Termination Fee Event described in any of Sections 7.03(e)(i), (ii), (iii) or (iv) or any of Sections 7.03(f)(i), (ii), (iii) or (iv) occurs, the Termination Fee and Termination Expense Fee shall be payable simultaneously with the occurrence of such Termination Fee Event. If a Termination Fee Event described in Section 7.03(e)(v) or 7.03(f)(v) occurs, the Termination Fee and Termination Expense Fee shall be payable within two Business Days following the closing of the applicable transaction referred to therein.

(h)
In the event that this Arrangement Agreement is terminated by Virginia pursuant to Section 8.02(a)(ii)A due to the failure by Osisko to perform any of its obligations hereunder or pursuant to Section 8.02(a)(ii)D, all properly documented fees, costs and expenses incurred by Virginia in connection with the transactions contemplated in this Arrangement Agreement up to a maximum of $500,000 (the "Virginia Expense Reimbursement") shall be paid, or cause to be paid, by Osisko provided that, in the event of a termination of this Arrangement Agreement pursuant to Section 8.02(a)(ii)D, if: (a) the Virginia Shareholder Approval was not obtained at the Virginia Meeting as required by the Interim Order; or (b) prior to the Virginia Meeting a Material Adverse Effect in respect of Virginia occurred and Osisko notified Virginia in writing prior to the Virginia Meeting that it is of the view that a Material Adverse Effect has occurred in respect of Virginia, specifying in detail the basis for its conclusion, the Virginia Expense Reimbursement shall not be payable.

(i)
In the event that this Arrangement Agreement is terminated by Osisko pursuant to Section 8.02(a)(ii)A due to the failure by Virginia to perform any of its obligations hereunder or pursuant to Section 8.02(a)(ii)C, all properly documented fees, costs and expenses incurred by Osisko in connection with the transactions contemplated in this Arrangement Agreement up to a maximum of $500,000 (the "Osisko Expense Reimbursement") shall be paid, or cause to be paid, by Virginia provided that, in the event of a termination of this Arrangement Agreement pursuant to Section 8.02(a)(ii)C, if (a) the Osisko Shareholder Approval was not obtained at the Osisko Meeting; or (b) prior to the Osisko Meeting a Material Adverse Effect in respect of Osisko occurred and Virginia notified Osisko in writing prior to the Osisko Meeting that it is of the view that a Material Adverse Effect has occurred in respect of Osisko, specifying in detail the basis for its conclusion, the Osisko Expense Reimbursement shall not be payable.

(j)
Each of the Parties acknowledges that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated in this Arrangement Agreement and that, without those agreements, the Parties would not enter into this Arrangement Agreement. Each Party acknowledges that all of the payment amounts set out in this Section 7.03 are payments of liquidated damages which are a genuine pre-estimate of the damages, which the Party entitled to such damages will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Arrangement Agreement and are not penalties. Each Party irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, each Party agrees that, upon any termination of this Arrangement Agreement under circumstances where a Principal Party is entitled to the Termination Fee and Termination Expense Fee and such Termination Fee and Termination Expense Fee are paid in full, such Principal Party shall be precluded from any other remedy against the other Principal Party at law or in equity or otherwise (including, without limitation, an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other Principal Party or any of its subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates in connection with this Arrangement Agreement or the transactions contemplated hereby.

(k)
Nothing in this Section 7.03 shall relieve or have the effect of relieving any Principal Party in any way from liability for damages incurred or suffered by a Principal Party as a result of an intentional or wilful breach of this Arrangement Agreement by the other Principal Party.

(l)
Nothing in this Section 7.03 shall preclude a Principal Party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Arrangement Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

(m)
In no event shall a Principal Party be obligated to pay to the other Principal Party an amount in respect of the termination of this Arrangement Agreement that is, in aggregate, in excess of the Termination Fee and Termination Expense Fee and the Termination Fee and Termination Expense Fee shall each, in any case, only be paid once by a Principal Party.

7.04	Access to Information; Confidentiality

(a)
From the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement, subject to compliance with applicable Laws and the terms of any existing Contracts, Virginia shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Osisko and to the officers, employees, agents and representatives of Osisko such access as Osisko may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish Osisko with all data and information as Osisko may reasonably request.

(b)
From the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement, subject to compliance with applicable Laws and the terms of any existing Contracts, Osisko shall, and shall cause its subsidiaries and their respective officers, directors, employees, independent auditors, accounting advisers and agents to, afford to Virginia and to the officers, employees, agents and representatives of Virginia such access as Virginia may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to their officers, employees, agents, properties, books, records and Contracts, and shall furnish Virginia with all data and information as Virginia may reasonably request.

(c)
Osisko and Virginia acknowledge and agree that information furnished pursuant to this Section 7.04 shall be "Evaluation Material" for purposes of, and subject to the terms and conditions of, the Proposal Letter.

7.05	Insurance and Indemnification

(a)
Osisko will, or will cause Virginia and the Virginia Subsidiary to, maintain in effect without any reduction in scope or coverage for six years from the Effective Date customary policies of directors' and officers' liability insurance providing protection no less favourable to the protection provided by the policies maintained by Virginia and its subsidiaries which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided, however, that Osisko acknowledges and agrees that prior to the Effective Date, Virginia may, in the alternative, purchase prepaid non-cancellable run off directors' and officers' liability insurance for a period of six years from the Effective Date with the prior written consent of Osisko.

(b)
Osisko agrees that it shall directly honour all rights to indemnification or exculpation now existing in favour of present and former officers and directors of Virginia and its subsidiaries and acknowledges that such rights shall survive the completion of the Plan of Arrangement and shall continue in full force and effect.

(c)
The provisions of this Section 7.05 are intended for the benefit of, and shall be enforceable by, each insured or indemnified person, his or her heirs and his or her legal representatives and, for such purpose, Virginia hereby confirms that it is acting as agent and trustee on their behalf.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.01	Term

This Arrangement Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement in accordance with its terms.

8.02	Termination

(a)
This Arrangement Agreement, other than Section 7.03 hereof, may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Arrangement Agreement or the Arrangement Resolution by the Virginia Shareholders, or of this Arrangement Agreement and the Share Issuance Resolution by the Osisko Shareholders or the approval of the Arrangement by the Court):

(i)	by mutual written agreement of Virginia and Osisko; or

(ii)	by either Virginia or Osisko, if:

A.
the Effective Time shall not have occurred on or before the Completion Deadline, except that the right to terminate this Arrangement Agreement under this Section 8.02(a)(ii)A shall not be available to any Party whose failure to fulfill any of its obligations or whose breach of any of its representations and warranties under this Arrangement Agreement has been the cause of, or directly resulted in, the failure of the Effective Time to occur by such Completion Deadline; or

B.
after the date hereof, there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or enjoins Virginia or Osisko from consummating the Arrangement and such applicable Law (if applicable) or enjoinment shall have become final and non-appealable; or

C.
the Arrangement Resolution shall have failed to obtain the Virginia Shareholder Approval at the Virginia Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order; or

D.	the Share Issuance Resolution shall have failed to obtain the Osisko Shareholder Approval at the Osisko Meeting (including any adjournment or postponement thereof);

(iii)	by Osisko, if:

A.	prior to obtaining the Virginia Shareholder Approval, there is a Change in Virginia Recommendation;

B.
the Osisko Board authorizes Osisko, subject to complying with the terms of this Arrangement Agreement, to enter into a legally binding agreement with respect to a Superior Proposal; provided that, concurrently with such termination, Osisko pays the Termination Fee and Termination Expense Fee payable pursuant to Section 7.03;

C.	any condition set forth in Section 6.01 or Section 6.03 is not satisfied, and such condition is incapable of being satisfied by the Completion Deadline;

D.
subject to Section 6.04, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Virginia set forth in this Arrangement Agreement (other than as set forth in Section 7.01) shall have occurred that would cause the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline; provided that Osisko is not then in breach of this Arrangement Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied;

E.
Virginia is in breach or in default of any of its obligations or covenants set forth in Section 7.01 other than an immaterial breach of Virginia's obligation under Section 7.01 to provide notice of an Acquisition Proposal to Osisko within a prescribed period;

F.
the Virginia Meeting has not occurred on or before January 30, 2015, provided that the right to terminate this Arrangement Agreement pursuant to this Section 8.02(a)(iv)F shall not be available to Osisko if the failure by Osisko to fulfil any obligation hereunder is the cause of, or results in, the failure of the Virginia Meeting to occur on or before such date; or

G.	the Virginia Board authorizes Virginia to enter into a legally binding agreement relating to a Superior Proposal;

(iv)	by Virginia, if:

A.	prior to obtaining the Osisko Shareholder Approval, there is a Change in Osisko Recommendation;

B.
the Virginia Board authorizes Virginia, subject to complying with the terms of this Arrangement Agreement, to enter into a legally binding agreement with respect to a Superior Proposal; provided that concurrently with such termination, Virginia pays the Termination Fee and Termination Expense Fee payable pursuant to Section 7.03;

C.	any condition set forth in Section 6.01 or Section 6.02 is not satisfied, and such condition is incapable of being satisfied by the Completion Deadline;

D.
subject to Section 6.04, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Osisko set forth in this Arrangement Agreement shall have occurred that would cause the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline; provided that Virginia is not then in breach of this Arrangement Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied;

E.
Osisko is in breach or default of its obligations or covenants set forth in Section 7.01 other than an immaterial breach of Osisko's obligation under Section 7.01 to provide notice of an Acquisition Proposal to Virginia within a prescribed period;

F.
the Osisko Meeting has not occurred on or before January 30, 2015, provided that the right to terminate this Arrangement Agreement pursuant to this Section 8.02(a)(iv)G shall not be available to Virginia if the failure by Virginia to fulfil any obligation hereunder is the cause of, or results in, the failure of the Osisko Meeting to occur on or before such date; or

G.	the Osisko Board authorizes Osisko to enter into a legally binding agreement relating to a Superior Proposal.

(b)	The Party desiring to terminate this Arrangement Agreement pursuant to this Section 8.02 (other than pursuant to Section 8.02(a)(i)) shall give notice of such termination to the other Parties.

(c)
If this Arrangement Agreement is terminated pursuant to this Section 8.02, this Arrangement Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated hereby, and provided that the provisions of this Section 8.02(c), Sections 7.03, Section 7.04,

Article 9 and the confidentiality terms and conditions (including the standstill provisions contained therein) in the Proposal Letter shall survive any termination hereof pursuant to Section 8.02(a); provided further that neither the termination of this Arrangement Agreement nor anything contained in this Section 8.02 shall relieve a Party from any liability arising prior to such termination.

8.03	Mutual Understanding Regarding Amendments

(a)
In addition to the transactions contemplated hereby or at the request of a Party, the Parties will continue from and after the date hereof and through and including the Effective Date to use their respective commercially reasonable efforts to maximize present and future planning opportunities for Osisko, SubCo, Virginia, the Osisko Shareholders, the Virginia Shareholders, the Osisko Subsidiaries and the Virginia Subsidiary as and to the extent that the same shall not prejudice any party hereto or the shareholders thereof. The Parties will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

(b)
The Parties mutually agree that if a Party proposes any other amendment or amendments to this Arrangement Agreement or to the Plan of Arrangement, Osisko on the one hand, and Virginia on the other hand, will act reasonably in considering such amendment and if the other of them and the shareholders thereof are not materially prejudiced by reason of any such amendment they will co-operate in a reasonable fashion with the Party proposing the amendment so that such amendment can be effected subject to applicable Laws and the rights of the Osisko Shareholders and the Virginia Shareholders.

(c)
At any time prior to the Osisko Meeting and the Virginia Meeting: (i) Osisko and Virginia shall each be entitled to propose to the other modifications to the Arrangement in order to facilitate the Tax or other planning objectives of Osisko, SubCo, Virginia, the Osisko Shareholders, the Virginia Shareholders, the Osisko Subsidiaries and the Virginia Subsidiary, provided, in each case that:  (A) any such proposal is not likely to materially prejudice the other Party, the Osisko Shareholders or the Virginia Shareholders; (B) would not impede or materially delay the completion of the transactions contemplated hereby; (C) the Party making the proposal has provided notice of such proposal to the other Party not less than 15 Business Days prior to the date of the Osisko Meeting and Virginia Meeting; and (D) implementation of the proposal would not result in a transaction that is inconsistent with the fundamental terms of this Arrangement Agreement.

(d)
Each of Osisko and Virginia agree that any such modifications and any transactions or steps taken in accordance with this Section 8.03 shall not be considered in determining whether any representation or warranty made by them under this Arrangement Agreement has been breached if such modifications, transactions and steps are the sole cause of such breach.

(e)
Osisko and Virginia shall enter into an amending agreement reflecting the proposed amendments to the Arrangement and this Arrangement Agreement and the Plan of Arrangement shall be modified accordingly and Osisko and Virginia shall each use its respective commercially reasonable efforts to communicate any such modifications to the Osisko Shareholders and the Virginia Shareholders and to ensure that any such modifications are, to the extent required under applicable Law, presented to the Osisko

Shareholders at the Osisko Meeting and the Virginia Shareholders at the Virginia Meeting, as the case may be.

8.04	Amendment

This Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Virginia Meeting but not later than the Effective Time, be amended by mutual written agreement of the Principal Parties, and any such amendment may, subject to the Interim Order and the Final Order and applicable Law, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

8.05	Waiver

Any Principal Party may: (i) extend the time for the performance of any of the obligations or acts of the other Party; (ii) waive compliance, except as provided herein, with any of the other Principal Party's agreements or the fulfilment of any conditions to its own obligations contained herein; or (iii) waive inaccuracies in any of the other Principal Party's representations or warranties contained herein or in any document delivered by the other Principal Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Principal Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived; and provided further that, for the purposes of this Section 8.05, SubCo and Osisko shall be deemed to constitute one and the same Principal Party.

ARTICLE 9
GENERAL

9.01	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the "Transaction Personal Information"). Osisko and SubCo shall not disclose Transaction Personal Information to any person other than to its advisors who are evaluating and advising on the transactions contemplated by this Arrangement Agreement. If Osisko and SubCo complete the transactions contemplated by this Arrangement Agreement, Osisko and SubCo shall not, following the Effective Date, without the consent of the individuals to whom such Transaction personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information for purposes other than those for which such Transaction Personal Information was collected by Virginia prior to the Effective Date; and which does not relate directly to the carrying on of Virginia's business or to the carrying out of the purposes for which the transactions contemplated by this Arrangement Agreement were implemented.

Osisko and SubCo shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Osisko and SubCo shall cause its advisors to observe the terms of this Section and to protect and safeguard Transaction Personal Information in their possession. If this Arrangement Agreement shall be terminated, Osisko and SubCo shall promptly deliver to Virginia all Transaction Personal Information in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

9.02	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Arrangement Agreement by a Party shall be in writing and shall be delivered by hand to the Party to which the notice is to be given at the following address or sent by facsimile to the following numbers or to such other address or facsimile number as shall be specified by a Party by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Montréal time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day. The address for service of each of the Parties hereto shall be as follows:

(a)	if to Virginia:
Virginia Mines Inc.
300, rue Saint-Paul
Québec, QC G1K 7R1

	Attention:	André Gaumond, President and CEO
	Facsimile:	(418) 694-9120

with copies (which shall not constitute notice) to:

XploraMines S.A.
1000, rue de la Gauchetière Ouest, Suite 2400
Montréal, QC H2V 3E3

	Attention:	Marc Pothier
	Facsimile:	(514) 221-2028

McCarthy Tétrault LLP
1150, rue de Claire-Fontaine, 7e étage
Québec, QC G1R 5G4

	Attention:	Philippe Leclerc
	Facsimile:	(418) 521-3099

(b)	if to Osisko:

Osisko Gold Royalties Ltd
1100 Avenue des Canadiens-de-Montréal, Suite 300
Montréal, QC H3B 2S2

Attention:	Sean Roosen, Chairman and CEO
Facsimile:	(514) 940-0669

with a copy (which shall not constitute notice) to:

Bennett Jones LLP
3400 One First Canadian Place, P.O. Box 130
Toronto, ON M5X 1A4

Attention:	Sander A.J.R. Grieve
Facsimile:	(416) 863-1716

9.03	Remedies

Subject to Section 7.03, the Parties acknowledge and agree that an award of money damages may be inadequate for any breach of this Arrangement Agreement by any Party or its Representatives and advisors and that such breach may cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any such breach or threatened breach of this Arrangement Agreement by one of the Parties, Virginia (if Osisko is the breaching party) or Osisko (if Virginia is the breaching party) will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. Subject to any other provision hereof including, without limitation, Section 7.03 hereof, such remedies will not be the exclusive remedies for any breach of this Arrangement Agreement but will be in addition to all other remedies available hereunder or at law or in equity to each of the Parties.

9.04	Expenses

Subject to Section 7.03(h) and 7.03(i), as the case may be, the Parties agree that all out-of-pocket expenses incurred in connection with this Arrangement Agreement and the transactions contemplated hereby, the Virginia Meeting, the preparation and mailing of the Joint Circular, the Osisko Meeting, the preparation and mailing of the Joint Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the Party incurring such expense and that nothing in this Arrangement Agreement shall be construed so as to prevent the payment of such expenses. The provisions of this Section 9.04 shall survive the termination of this Arrangement Agreement.

9.05	Time of the Essence

Time shall be of the essence in this Arrangement Agreement.

9.06	Entire Agreement

This Arrangement Agreement, together with the agreements and other documents herein or therein referred to (for greater certainty, including the Osisko Disclosure Letter and Virginia Disclosure Letter), constitute the entire agreement and understanding between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof, including the Proposal Letter.  There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained herein.

9.07	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including, without limitation, the Plan of Arrangement.

9.08	Governing Law; Waiver of Jury Trial

This Arrangement Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Québec and the laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the law of any jurisdiction other than the Province of Québec. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Québec in respect of all matters arising under and in relation to this Arrangement Agreement and waives any defences to the maintenance of an action in the Courts of the Province of Québec.

9.09	Execution in Counterparts

This Arrangement Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Arrangement Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Arrangement Agreement, and any Party delivering an executed counterpart of the signature page to this Arrangement Agreement by facsimile or other electronic means to any other Party shall thereafter also promptly deliver a manually executed original counterpart of this Arrangement Agreement to such other Party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Arrangement Agreement.

9.10	Waiver

No waiver or release by any Party shall be effective unless in writing and executed by the Party granting such waiver or release and any waiver or release shall affect only the matter, and the occurrence thereof, specifically identified and shall not extend to any other matter or occurrence. Waivers may only be granted upon compliance with the provisions governing amendments set forth in Section 8.03 hereof.

9.11	No Personal Liability

(a)
No director or officer of Virginia shall have any personal liability whatsoever to Osisko under this Arrangement Agreement or any other document delivered in connection with this Arrangement Agreement or the Arrangement by or on behalf of Virginia.

(b)
No director or officer of Osisko shall have any personal liability whatsoever to Virginia under this Arrangement Agreement or any other document delivered in connection with this Arrangement Agreement or the Arrangement by or on behalf of Osisko.

9.12	Enurement and Assignment

Osisko may assign all or part of its rights under this Arrangement Agreement to, and its obligations under this Arrangement Agreement may be assumed by, a direct or indirect subsidiary of Osisko, provided that if such assignment and/or assumption takes place, Osisko shall continue to be liable jointly and severally with such subsidiary for all of its obligations hereunder.

This Arrangement Agreement shall enure to the benefit of the Parties and their respective successors and permitted assigns and shall be binding upon the Parties and their respective successors. This Arrangement Agreement may not be assigned by any Parties without the prior written consent of the other Party.

IN WITNESS WHEREOF the parties hereto have executed this Arrangement Agreement as of the date first above written.

VIRGINIA MINES INC.

Per:	/s/ André Gaumond
André Gaumond
President and Chief Executive Officer

OSISKO GOLD ROYALTIES LTD

Per:	/s/ Sean Roosen
Sean Roosen
Chairman and Chief Executive Officer

SCHEDULE "A"
FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions.

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings hereinafter set forth:

"Arrangement" means the arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Arrangement Agreement and the provisions hereof or made at the direction of the Court in the Final Order;

"Arrangement Agreement" means the arrangement agreement dated as of November 16, 2014 between Virginia, Osisko and SubCo, as the same may be amended, amended and restated or supplemented from time to time in accordance with its terms;

"Arrangement Consideration" means 0.9200 of an Osisko Share for each Virginia Share;

"Arrangement Resolution" means the special resolution of the Virginia Shareholders approving the Arrangement, the Plan of Arrangement, and the Arrangement Agreement to be considered at the Virginia Meeting;

"Articles of Arrangement" means the articles of arrangement of Virginia in respect of the Arrangement, required by the CBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to Virginia and Osisko, each acting reasonably;

"Business Day" means any day, other than a Saturday, a Sunday or a statutory holiday in Toronto, Ontario or Montréal, Québec;

"CBCA" means the Canada Business Corporations Act and the regulations made thereunder;

"Certificate of Arrangement" means the certificate of arrangement issued by the Director pursuant to Subsection 192(7) of the CBCA in respect of the Articles of Arrangement;

"Coulon Exchange Ratio" shall have the meaning ascribed thereto in Section 3.1(e), as the same may be adjusted pursuant to Section 3.1(f) or Section 3.1(g);

"Coulon Exchange Rights" means the exchange rights granted to the Coulon Shareholders pursuant to the Exchange Rights Agreement to exchange their Coulon Shares for Virginia Shares, and, from and after the Effective Time, means such exchange rights as amended by Section 3.1 of this Plan of Arrangement;

"Coulon Shareholders" means the holders of Coulon Shares other than Virginia, and "Coulon Shareholder" means any one of them;

"Coulon Shares" means the Class "A" shares in the capital of the Virginia Subsidiary;

"Court" means the Superior Court of Québec;

"CRA" means Canada Revenue Agency;

"Depositary" means CST Trust Company appointed for the purpose of, among other things, exchanging certificates representing Virginia Shares for Osisko Shares in connection with the Arrangement;

"Dissent Rights" shall have the meaning ascribed to such term in Section 4.1;

"Dissenting Shareholder" means a registered holder of Virginia Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights, and who is ultimately entitled to be paid fair value for their Virginia Shares;

"Effective Date" means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

"Effective Time" means 12:01 a.m. (Montreal time) on the Effective Date, or such other time as the Parties may agree to in writing before the Effective Date;

"Exchange Ratio" means 0.9200;

"Exchange Rights Agreement" means the agreement dated January 31, 2014 entitled "Convention de droit d'échange" between Sodemex Développement, société en commandite, Sidex, société en commandite, Fonds de solidarité des travailleurs du Québec (F.T.Q.), Virginia and the Virginia Subsidiary and governing the Coulon Exchange Rights, as the same may be amended, amended and restated or supplemented from time to time;

"Final Order" means the order of the Court pursuant to Section 192 of the CBCA approving the Arrangement, as such order may be amended at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

"final proscription date" shall have the meaning ascribed to such term in Section 5.5;

"Former Virginia Optionholders" means, at and following the Effective Time, the holders of Virginia Options immediately prior to the Effective Time;

"Former Virginia Shareholders" means, at and following the Effective Time, the holders of Virginia Shares immediately prior to the Effective Time;

"Governmental Entity" means (i) any applicable multinational, federal, provincial, state, regional, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, whether domestic or foreign, (ii) any subdivision, agency, commission, board or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Interim Order" means the interim order of the Court pursuant to the CBCA made in connection with the Arrangement, as such order may be amended, supplemented or varied by the Court (with the consent of Virginia and Osisko, each acting reasonably);

"Letter of Transmittal" means the letter of transmittal sent by Virginia to Virginia Shareholders for use in connection with the Arrangement, providing for the delivery of certificates representing Virginia Shares to the Depositary;

"materially affect control" shall have the meaning ascribed to "influer considérablement sur le contrôle" in Section 2.17(b) of the Exchange Rights Agreement;

"MergeCo" means the amalgamated corporate entity to be formed by the amalgamation of SubCo and Virginia pursuant to the Arrangement;

"MergeCo Shares" means the common shares in the capital of MergeCo;

"Osisko" means Osisko Gold Royalties Ltd, a corporation existing under the Business Corporations Act (Québec);

"Osisko Shares" means the common shares in the capital of Osisko;

"Parties" means, collectively, Virginia, Osisko and SubCo, and "Party" means any one of them;

"Person" means an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrative legal representative, Governmental Entity or any other entity, whether or not having legal status;

"Plan of Arrangement" means this plan of arrangement proposed under Section 192 of the CBCA, and any amendments or variations made in accordance with the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Virginia and Osisko, each acting reasonably;

"Replacement Osisko Option" shall have the meaning ascribed to such term in Section 3.1(d);

"Replacement Osisko Option In-The-Money Amount" in respect of a Virginia Option means the amount, if any, by which the total fair market value (determined immediately after the Effective Time) of the Osisko Shares that a holder is entitled to acquire on exercise of the Replacement Osisko Option from and after the Effective Time exceeds the amount payable to acquire such shares;

"SubCo" means 9081798 Canada Inc., a corporation existing under the CBCA;

"SubCo Shares" means the common shares in the capital of SubCo;

"Tax Act" means the Income Tax Act (Canada) and the regulations thereunder, as may be amended from time to time;

"TSX" means the Toronto Stock Exchange;

"Virginia" means Virginia Mines Inc., a corporation existing under the CBCA;

"Virginia Meeting" means the special meeting, including any adjournments or postponements thereof, of Virginia Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement Resolution;

"Virginia Options" means all options to purchase Virginia Shares outstanding immediately prior to the Effective Time and issued pursuant to the Virginia Stock Option Plan and detailed in the Virginia Disclosure Letter;

"Virginia Option In-The-Money Amount" means, in respect of a Virginia Option, the amount, if any, by which the total fair market value (determined immediately prior to the Effective Time) of the Virginia Shares that a holder is entitled to acquire on exercise of a Virginia Option immediately prior to the Effective Time exceeds the amount payable to acquire such shares;

"Virginia Rights Plan" means the Shareholders Rights Plan Agreement dated as of May 30, 2011 between Virginia and CIBC Mellon Trust Company as rights agent, as approved by Virginia Shareholders on June 26, 2014 and described in the most recent Management Information Circular of Virginia filed on SEDAR on May 27, 2014;

"Virginia Shareholders" means, at any time, the holders of Virginia Shares;

"Virginia Shares" means the common shares in the capital of Virginia;

"Virginia Stock Option Plan" means the stock option plan of Virginia in force since February 17, 2006, as amended, amended and restated or supplemented from time to time, and as approved by Virginia Shareholders on June 26, 2014 and described in the most recent Management Information Circular of Virginia filed on SEDAR on May 27, 2014; and

"Virginia Subsidiary" means Coulon Mines Inc., a corporation existing under the CBCA.

Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the CBCA and not defined herein or in the Arrangement Agreement shall have the same meaning herein as in the CBCA, unless the context otherwise requires.

Section 1.2	Interpretation Not Affected By Headings.

The division of this Plan of Arrangement into Articles, Sections, Paragraphs and Subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. The terms "this Plan of Arrangement", "hereof", "herein", "hereto", "hereunder" and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.3	References to Articles, Sections, etc.

Unless otherwise indicated, references in this Plan of Arrangement to any Article, Section, Paragraph, Subparagraph or portion thereof are a reference to the applicable Article, Section, Paragraph, Subparagraph or portion thereof in this Plan of Arrangement.

Section 1.4	Number, Gender and Persons.

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

Section 1.5	Date for Any Action.

In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.6	Statutory References.

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7	Currency.

Unless otherwise stated, all references to currency herein are expressed in lawful money of Canada, and "$" refers to Canadian dollars.

ARTICLE 2
ARRANGEMENT AGREEMENT

Section 2.1	Arrangement Agreement.

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement except in respect of the sequence of the steps comprising the Arrangement which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in Section 192 of the CBCA.

ARTICLE 3
ARRANGEMENT

Section 3.1	Arrangement.

Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)
the rights issued under the Virginia Rights Plan shall be cancelled, without any payment or other consideration to the Virginia Shareholders, and the Virginia Rights Plan shall terminate and cease to have any further force or effect;

(b)
each Virginia Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to Osisko, in consideration for a claim against Osisko in an amount determined and payable in accordance with Article 4, and the name of such holder will be removed from the central securities register as a holder of Virginia Shares and Osisko shall be recorded as the registered holder of the Virginia Shares so transferred and shall be deemed to be the legal owner of such Virginia Shares;

(c)
each Virginia Share outstanding immediately prior to the Effective Time held by a Virginia Shareholder (other than Osisko or any Dissenting Shareholder), shall be transferred by the holder thereof to Osisko in exchange for the Arrangement Consideration and Osisko shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances, subject to Section 3.3, Section 3.4 and Article 5;

(d)
each Virginia Option outstanding immediately prior to the Effective Time, whether or not vested, shall be exchanged for an option (each a "Replacement Osisko Option") to acquire from Osisko, other than as provided herein, the number of Osisko Shares equal to the product obtained when: (A) the number of Virginia Shares subject to such Virginia Option immediately prior to the Effective Time; is multiplied by (B) the Exchange Ratio, provided that, if the foregoing would result in the issuance of a fraction of an Osisko Share on any particular exercise of Replacement Osisko Options, then the number of Osisko Shares otherwise issued shall be rounded down to the nearest whole number of Osisko

Shares. The exercise price per Osisko Share subject to a Replacement Osisko Option shall be an amount equal to the quotient obtained when: (A) the exercise price per Virginia Share subject to each such Virginia Option immediately before the Effective Time; is divided by (B) the Exchange Ratio, provided that the aggregate exercise price payable on any particular exercise of Replacement Osisko Options shall be rounded up to the nearest whole cent. It is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of a Virginia Option for a Replacement Osisko Option. Therefore, in the event that the Replacement Osisko Option In-The-Money Amount in respect of a Replacement Osisko Option exceeds the Virginia Option In-The-Money Amount in respect of the Virginia Option, the number of Osisko Shares which may be acquired on exercise of the Replacement Osisko Option at and after the Effective Time will be adjusted accordingly, with effect at and from the Effective Time, to ensure that the Replacement Osisko Option In-The-Money Amount in respect of the Replacement Osisko Option does not exceed the Virginia Option In-The-Money Amount in respect of the Virginia Option and the ratio of the amount payable to acquire such shares to the value of such shares to be acquired shall be unchanged. Except as set out above, each Replacement Osisko Option shall continue to be governed by and be subject to the terms of the Virginia Stock Option Plan and the agreement evidencing the grant of such Virginia Option (in each case as amended by the Virginia Board) with respect to all other terms and conditions;

(e)
Section 2.16 of the Exchange Rights Agreement shall be amended, from and after the Effective Time, so that, subject to Sections 2.17 and 2.18 of the Exchange Rights Agreement (as amended by Section 3.1(f) and Section 3.1(g) hereof), a Coulon Shareholder shall, upon exercise of such Coulon Shareholder's Coulon Exchange Rights in accordance with the terms and conditions of the Exchange Rights Agreement, no longer be entitled to receive Virginia Shares and shall instead be entitled to receive from Osisko such number of Osisko Shares (rounded to the nearest whole number with half of an Osisko Share rounded upwards) calculated in accordance with the following formula (the "Coulon Exchange Ratio"):

(A x B) x 0.75
C

where:

A is the total number of Coulon Shares to be exchanged by such Coulon Shareholder

B is the purchase price per Coulon Share paid by such Coulon Shareholder at the time the Coulon Shares were issued

C is the volume weighted average trading price of the Osisko Shares on the TSX on the applicable "trigger date" (determined in accordance with the meaning of "événement déclencheur" and Sections 2.2 and 2.3 of the Exchange Rights Agreement), being the quotient obtained by dividing the aggregate value by the aggregate volume of Osisko Shares traded during the five (5) trading days preceding the applicable trigger date;

(f)
Section 2.17(b) of the Exchange Rights Agreement shall be amended, from and after the Effective Time, to provide that if the TSX determines the use of the Coulon Exchange Ratio as calculated in accordance with Section 3.1(e) hereof would result, upon the exercise of Coulon Exchange Rights by a Coulon Shareholder, in the issuance of a number of Osisko Shares that could materially affect control of Osisko, the Coulon Exchange Ratio shall instead be calculated in accordance with the following formula:

(A x B)
C

where:

A is the total number of Coulon Shares to be exchanged by such Coulon Shareholder

B is the purchase price per Coulon Share paid by such Coulon Shareholder at the time the Coulon Shares were issued

C is the minimum price per Osisko Share accepted by the TSX so that the issuance of Osisko Shares, upon the exercise of Coulon Exchange Rights by such Coulon Shareholder, does not constitute, based on the prevailing circumstances, a transaction that results, or could result, in a new holding of Osisko Shares by a shareholder or group of shareholders acting in concert that could materially affect control of Osisko, provided that such minimum price shall in no circumstances be lower than the amount determined for variable "C" in the formula in Section 3.1(e) hereof;

(g)
Section 2.17(c) of the Exchange Rights Agreement shall be amended, from and after the Effective Time, to provide that if the TSX determines the use of the Coulon Exchange Ratio as calculated in accordance with Section 3.1(e) hereof would result, upon the exercise of Coulon Exchange Rights by a Coulon Shareholder, in the issuance of a number of Osisko Shares that would exceed 25% of the number of issued and outstanding Osisko Shares at the Effective Time, on an undiluted basis, the Coulon Exchange Ratio shall instead be calculated in accordance with the following formula:

(A x B)
C

where:

A is the total number of Coulon Shares to be exchanged by such Coulon Shareholder

B is the purchase price per Coulon Share paid by such Coulon Shareholder at the time the Coulon Shares were issued

C is the minimum price per Osisko Share accepted by the TSX so that the number of Osisko Shares issued, upon the exercise of Coulon Exchange Rights by such Coulon Shareholder, does not exceed 25% of the number of issued and outstanding Osisko Shares at the Effective Time, on an undiluted basis, provided that such minimum price shall in no circumstances be lower than the amount determined for variable "C" in the formula in Section 3.1(e) hereof;

(h)
the Exchange Rights Agreement shall be amended, from and after the Effective Time, so that each reference to "Virginia" in Sections 2.2(b)(iii) and 2.2(b)(vi) of the Exchange Rights Agreement shall be deleted and replaced with a reference to "Osisko";

(i)
except as amended pursuant to Section 3.1(e), Section 3.1(f), Section 3.1(g) and Section 3.1(h) hereof, each Coulon Exchange Right shall continue to be governed by and be subject to the terms and conditions of the Exchange Rights Agreement, and the Coulon Exchange Rights, as amended pursuant to Section 3.1(e), Section 3.1(f), Section 3.1(g) and Section 3.1(h) hereof, shall be binding on Osisko as if Osisko was an original signatory to the Exchange Rights Agreement;

(j)	Virginia will file an election with the CRA, to be effective prior to the amalgamation described in Section 3.1(k), to cease to be a public corporation for the purposes of the Tax Act;

(k)	Virginia and SubCo shall amalgamate to form one corporate entity, MergeCo;

(l)	upon the amalgamation of Virginia and SubCo described in Section 3.1(k):

(i)	each SubCo Share held by Osisko immediately prior to the amalgamation shall be exchanged for one MergeCo Share;

(ii)
each Virginia Share held by Osisko immediately prior to the amalgamation (including, for the avoidance of doubt, Virginia Shares transferred to Osisko pursuant to the steps in Section 3.1(b) and Section 3.1(c)) shall be exchanged for one MergeCo Share;

(iii)
there shall be added to the stated capital account maintained in respect of the MergeCo Shares an amount equal to the sum of the aggregate stated capital of the issued and outstanding Virginia Shares and SubCo Shares, in each case determined immediately prior to the amalgamation of Virginia and SubCo pursuant to Section 3.1(k);

(m)	from and after the time of the amalgamation in Section 3.1(k):

(i)
MergeCo will own and hold all of the property of Virginia and SubCo and, without limiting the provisions hereof, all rights of creditors or others will be unimpaired by such amalgamation, and all liabilities and obligations of Virginia and SubCo, whether arising by contract or otherwise, may be enforced against MergeCo to the same extent as if such liabilities and obligations had been incurred or contracted by it;

(ii)	MergeCo will be liable for all of the liabilities and obligations of Virginia and SubCo;

(iii)
all rights, contracts, permits and interests of Virginia and SubCo will be rights, contracts, permits and interests of MergeCo as if Virginia and SubCo continued and, for greater certainty, the amalgamation will not constitute a transfer or assignment of the rights or obligations of either of Virginia or SubCo under any such rights, contracts, permits and interests;

(iv)	any existing cause of action, claim or liability to prosecution will be unaffected;

(v)	any civil, criminal or administrative action or proceeding pending by or against either SubCo or Virginia will be continued by or against MergeCo;

(vi)	a conviction against, or ruling, order or judgment in favour of or against either SubCo or Virginia may be enforced by or against MergeCo;

(vii)	the name of MergeCo shall be "Osisko Exploration James Bay Inc. / Exploration Osisko – Baie James inc.";

(viii)	MergeCo shall be authorized to issue an unlimited number of common shares without par value;

(n)	the articles of MergeCo shall be substantially in the form of Virginia's articles; and

(o)	the first directors of MergeCo following the amalgamation shall be André Gaumond, Mario Jacob, André Lemire, Claude St-Jacques, Sean Roosen, Bryan A. Coates and John F. Burzynski.

Section 3.2	Post-Effective Time Procedures.

(a)
Following the receipt of the Final Order and no later than one Business Day before the Effective Date, Osisko shall deliver or arrange to be delivered to the Depositary certificates representing the requisite Osisko Shares required to be issued to Former Virginia Shareholders in accordance with the provisions of Section 3.1, which certificates shall be held by the Depositary as agent and nominee for Former Virginia Shareholders for distribution to such Former Virginia Shareholders in accordance with the provisions of Article 5.

(b)
In accordance with the provisions of Article 5, Former Virginia Shareholders shall be entitled to receive delivery of the certificates representing Osisko Shares to which they are entitled pursuant to Section 3.1(c).

(c)
Subject to the provisions of Article 5, and upon return of a properly completed Letter of Transmittal by a registered Former Virginia Shareholder, together with certificates representing Virginia Shares and such other documents as the Depositary may require, the Former Virginia Shareholder shall be entitled to receive delivery of certificates representing the Osisko Shares to which it is entitled pursuant to Section 3.1(c).

Section 3.3	No Fractional Osisko Shares.

No fractional Osisko Shares shall be issued to Former Virginia Shareholders in connection with this Plan of Arrangement. The total number of Osisko Shares to be issued to Former Virginia Shareholders shall be rounded up to the nearest whole Osisko Share in the event that a Former Virginia Shareholder would otherwise be entitled to a fractional share representing 0.5 or more of an Osisko Share and shall, without additional compensation, be rounded down to the nearest whole Osisko Share in the event that a Former Virginia Shareholder would otherwise be entitled to a fractional share representing less than 0.5 of an Osisko Share.

Section 3.4	Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all liens, claims and encumbrances.

Section 3.5	Binding Effect.

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on: (i) Virginia; (ii) Osisko; (iii) SubCo; (iv) Former Virginia Shareholders, (v) Former Virginia Optionholders, and (vi) Coulon Shareholders.

ARTICLE 4
DISSENT PROCEDURES

Section 4.1	Rights of Dissent.

Pursuant to the Interim Order, a registered holder of Virginia Shares may exercise dissent rights with respect to the Virginia Shares held by such holder ("Dissent Rights") in connection with the Arrangement pursuant to and in the manner set forth in section 190 of the CBCA, as modified by the Interim Order and this Section 4.1; provided that notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by Virginia not later than 5:00 p.m. (Montreal time) two Business Days immediately preceding the date of the Virginia Meeting (as it may be adjourned or postponed from time to time).  Each Dissenting Shareholder who is:

(a)	ultimately entitled to be paid fair value for such holder's Virginia Shares: (i) shall be deemed not to have participated in the transactions in Article 3 (other than

Section 3.1(b)); (ii) shall be entitled to be paid the fair value of such Virginia Shares by Osisko (with funds of Osisko not directly or indirectly provided by Virginia), which fair value shall be determined as of the close of business on the day before the Arrangement Resolution was adopted; and (iii) shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such Virginia Shares; or

(b)
ultimately are not entitled, for any reason, to be paid fair value for such Virginia Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Virginia Shares.

Section 4.2	Recognition of Dissenting Holders

In no circumstances shall Virginia, Osisko or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is the registered holder of those Virginia Shares in respect of which such rights are sought to be exercised.

(b)
For greater certainty, in no case shall Virginia, Osisko or any other Person be required to recognize Dissenting Holders as holders of Virginia Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfer under Section 3.1(b), and the names of such Dissenting Holders shall be removed from the registers of holders of the Virginia Shares in respect of which Dissent Rights have been validly exercised at the same time as the event described in Section 3.1(b) occurs.  In addition to any other restrictions under section 190 of the CBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Virginia Options; and (ii) Virginia Shareholders who vote or have instructed a proxyholder to vote their Virginia Shares in favour of the Arrangement Resolution (but only in respect of such Virginia Shares).

ARTICLE 5
DELIVERY OF OSISKO COMMON SHARES

Section 5.1	Delivery of Osisko Shares.

(a)
Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more outstanding Virginia Shares which were exchanged for Osisko Shares in accordance with Section 3.1, together with such other documents and instruments as would have been required to effect the transfer of the Virginia Shares formerly represented by such certificate under the CBCA and the articles of Virginia and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the Osisko Shares which such holder is entitled to receive in accordance with Section 3.1.

(b)
After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a), each certificate which immediately prior to the Effective Time represented one or more Virginia Shares shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 3.1.

Section 5.2	Lost Certificates.

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Virginia Shares which were exchanged or transferred in accordance with Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the consideration which such person is entitled to receive in accordance with Section 3.1, provided that, as a condition precedent to any such delivery by the Depositary, such person shall have provided a bond satisfactory to Osisko and the Depositary in such amount as Osisko and the Depositary may direct, or otherwise indemnified Osisko and the Depositary in a manner satisfactory to Osisko and the Depositary, against any claim that may be made against Osisko or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise have taken such actions as may be required by the articles of Virginia.

Section 5.3	Distributions with Respect to Unsurrendered Certificates.

No dividend or other distribution declared or made after the Effective Time with respect to Osisko Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Virginia Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable law and to Section 5.4, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Osisko Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Osisko Shares.

Section 5.4	Withholding Rights.

                        Virginia, Osisko, MergeCo and the Depositary shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder, and from all dividends or other distributions otherwise payable to any Former Virginia Shareholder or Former Virginia Optionholder, such amounts as Virginia, Osisko, MergeCo or the Depositary is required to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax Laws, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction and withholding was made, provided that such withheld amounts are remitted to the appropriate Governmental Entity.

Section 5.5	Limitation and Proscription.

To the extent that a Former Virginia Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date which is six (6) years after the Effective Date (the "final proscription date"), then:

(a)
any Osisko Shares which such Former Virginia Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such Osisko Shares shall be delivered to Osisko by the Depositary for cancellation and shall be cancelled by Osisko, and the interest of the Former Virginia Shareholder in such Osisko Shares shall be terminated as of such final proscription date; and

(b)
any dividends or distributions which such Former Virginia Shareholder was entitled to receive under Section 5.3 shall be delivered by the Depositary to Osisko and such dividends or distributions shall be deemed to be owned by Osisko, and the interest of the Former Virginia Shareholder in such dividends or distributions shall be terminated as of such final proscription date.

Section 5.6	U.S. Securities Laws Exemption.

Notwithstanding any provision herein to the contrary, Osisko and Virginia agree that the Plan of Arrangement will be carried out with the intention that all Osisko Shares issued on completion of the Plan of Arrangement to the Virginia Shareholders will be issued by Osisko in reliance on the exemption from the registration requirements of the U.S. Securities Act of 1933, as amended, as provided by Section 3(a)(10) thereof.

ARTICLE 6
AMENDMENTS

Section 6.1	Amendments to Plan of Arrangement.

(a)
Virginia and Osisko reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by Virginia and Osisko; (iii) filed with the Court and, if made following the Virginia Meeting, approved by the Court; and (iv) communicated to Former Virginia Shareholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Virginia at any time prior to the Virginia Meeting provided that Osisko shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the persons voting at the Virginia Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Virginia Meeting shall be effective only if:

(i) it is consented to in writing by each of Osisko and Virginia; and (ii) if required by the Court, it is consented to by holders of the Virginia Shares voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time but shall only be effective if it is consented to by each of Virginia and Osisko, provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of Virginia and Osisko, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of Virginia or Osisko or any Former Virginia Shareholder.

ARTICLE 7
FURTHER ASSURANCES

Section 7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

SCHEDULE "B"
VIRGINIA PROPERTIES

Anatacau-Wabamisk
Corvet Est
Coulon
Éléonore Régional
Lac Pau
La Grande Sud
Poste Lemoyne
Lac Gayot

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SCHEDULE "C"
OSISKO ROYALTIES

1.
The 2 per cent net smelter return royalty payable by Osisko Mining Corporation (now Canadian Malartic Corporation) to Osisko Gold Royalties Ltd pursuant to a net smelter return royalty agreement dated June 16, 2014 between Osisko Gold Royalties Ltd and Osisko Mining Corporation (the "Canadian Exploration Properties NSR Agreement"), which royalty is payable on production from the Kirkland Properties, the Hammond Reef Gold Properties, the Pandora Properties, the Sector Casault Claims and the Yukon Properties (each as defined in the Canadian Exploration Properties NSR Agreement).

2.
The 5 per cent net smelter return royalty payable by Canadian Malartic GP to Osisko Gold Royalties Ltd pursuant to the Canadian Malartic Net Smelter Return Royalty Agreement (Amended and Restated) dated June 16, 2014 between Osisko Gold Royalties Ltd and Canadian Malartic GP (the "Canadian Malartic NSR Agreement"), which royalty is payable on production from the property commonly known as the Canadian Malartic Property, as more particularly described in Schedule A to the Canadian Malartic NSR Agreement.

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SCHEDULE "D"
VIRGINIA ROYALTIES

Anatacau-Wabamisk
Corvet Est
Coulon
Éléonore Régional
Lac Pau
La Grande Sud
Poste Lemoyne
Lac Gayot

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SCHEDULE "E"
ARRANGEMENT RESOLUTION

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.
The arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act (the "CBCA") involving Virginia Mines Inc. ("Virginia") pursuant to the arrangement agreement (the "Arrangement Agreement") among Virginia, Osisko Gold Royalties Ltd ("Osisko") and 9081798 Canada Inc. dated November 16, 2014, all as more particularly described and to be set forth in the joint management information circular of Virginia and Osisko (the "Circular") accompanied by the notice of the meeting (as the Arrangement may be modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

2.
The plan of arrangement, as it has been or may be modified or amended in accordance with the Arrangement Agreement and its terms, involving Virginia (the "Plan of Arrangement"), the full text of which is set out as Schedule "A" to the Arrangement Agreement, is hereby authorized, approved and adopted.

3.
The Arrangement Agreement, the actions of the directors of Virginia in approving the Arrangement, and the actions of the officers of Virginia in executing and delivering the Arrangement Agreement, and any modifications or amendments thereto are hereby ratified and approved.

4.
Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the Virginia Shareholders (as defined in the Arrangement Agreement) or that the Arrangement has been approved by the Québec Superior Court in Québec City (the "Court") , the directors of Virginia are hereby authorized and empowered, at their discretion, without further notice to or approval of the Virginia Shareholders: (a) to amend or modify the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement; and (b) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement.

5.
Any officer or director of Virginia is hereby authorized and directed for and on behalf of Virginia to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of Virginia or otherwise, and to deliver or cause to be delivered, for filing with the Director under the CBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

6.
Any officer or director of Virginia is hereby authorized and directed for and on behalf of Virginia to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person's opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

E-1

SCHEDULE "F"
SHARE ISSUANCE RESOLUTION

WHEREAS the Osisko Gold Royalties Ltd ("Osisko") has entered into an arrangement agreement dated November 16, 2014 (the "Arrangement Agreement") with 9081798 Canada Inc. and Virginia Mines Inc. ("Virginia") to complete a transaction (the "Arrangement") pursuant to a plan of arrangement (the "Plan of Arrangement") whereby Osisko would acquire all of the issued and outstanding common shares of Virginia (the "Virginia Shares") in exchange for common shares of Osisko ("Osisko Shares") on the basis of 0.9200 of an Osisko Share (the "Arrangement Consideration") for each Virginia Share, and whereby all of the outstanding options to acquire Virginia Shares not exercised by the holder thereof would be exchanged for such number of options ("Replacement Osisko Options") to acquire Osisko Shares on the terms and conditions set out in the Plan of Arrangement, all as will be more fully described in the joint management information circular of Osisko and Virginia (the "Circular");

AND WHEREAS Osisko, in accordance with Section 611(c) of the Toronto Stock Exchange Company Manual, wishes to obtain the requisite shareholder approval of the issuance of the Osisko Shares comprising the Arrangement Consideration and the Osisko Shares made issuable in respect of the Replacement Osisko Options issued in connection with the Arrangement;

NOW THEREFORE BE IT RESOLVED BY ORDINARY RESOLUTION THAT:

1.	The issuance of the Osisko Shares comprising the Arrangement Consideration pursuant to the terms of the Arrangement Agreement as described in the Circular is hereby approved;

2.
The issuance of the Osisko Shares upon the due exercise of the Replacement Osisko Options issued by Osisko pursuant to the terms of the Plan of Arrangement as described in the Circular is hereby approved;

3.
Any officer or director of Osisko is hereby authorized and directed for and on behalf of Osisko to execute or cause to be executed, under the corporate seal of Osisko or otherwise, and to deliver or cause to be delivered all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person's opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing; and

4.	The board of directors of the Osisko be and it is authorized to abandon all or any part of these resolutions at any time prior to giving effect thereto.

F-1